The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-251574

Subject to Completion, dated May 10, 2021

PRELIMINARY PROSPECTUS SUPPLEMENT

(To prospectus dated December 22, 2020)

$800,000,000

Service Corporation International

    % Senior Notes due 2031

We are offering $800,000,000 aggregate principal amount of     % Senior Notes due 2031 (the “notes”). We will pay interest on the notes on                  and                  of each year, beginning on             , 2021. The notes will mature on             , 2031.

We may redeem some or all of the notes at any time on or after             , 2026, at the redemption prices described in this prospectus supplement, plus accrued and unpaid interest, if any, to the date of redemption, and prior to such date at a “make-whole” redemption price, plus accrued and unpaid interest, if any, to the date of redemption. If a Change of Control (as defined in “Description of the Notes—Change of Control”) occurs, we will be required to offer to purchase the notes from the holders.

The notes will be our general unsecured senior obligations and will rank equal in right of payment with all of our other unsubordinated indebtedness and senior in right of payment to any of our future subordinated indebtedness. The notes will be effectively subordinated to all of our existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness and to all indebtedness and other obligations of our subsidiaries, whether or not secured, including subsidiary guarantees of obligations under our senior credit facilities.

The notes are a new issue of securities with no established trading market. The notes will not be listed on any securities exchange or included in any automated dealer quotation system.

Investing in the notes involves risks that are described in the “Risk Factors” section beginning on page S-7 of this prospectus supplement.

	Per note		Total
Public offering price(1)		%	$
Underwriting discount		%	$
Proceeds, before expenses, to us(1)		%	$

(1)	Plus accrued interest, if any, from , 2021, if settlement occurs after that date.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants, including Euroclear Bank SA/NV, as operator of the Euroclear System, and Clearstream Banking S.A., on or about             , 2021.

Joint Book-Running Managers

J.P. Morgan	BofA Securities	Truist Securities	Wells Fargo Securities

Senior Co-Managers

PNC Capital Markets LLC	Regions Securities LLC	Scotiabank

Co-Managers

BBVA	BOK Financial Securities, Inc.	Capital One Securities	Citizens Capital Markets	Comerica Securities

HSBC	MUFG	US Bancorp	Zions Direct, Inc.

The date of this prospectus supplement is             , 2021.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectuses we may provide to you in connection with this offering. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it as having been authorized by us or the underwriters. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference herein and any free writing prospectuses we may provide to you in connection with this offering is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

PROSPECTUS SUPPLEMENT

PROSPECTUS

s-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part is the prospectus, which describes more general information, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with the information incorporated by reference herein as set forth under the heading “Incorporation of Certain Information by Reference” on page S-45.

In this prospectus supplement, the terms “SCI,” the “Company,” “we,” “our” and “us” refer to Service Corporation International and its subsidiaries, unless otherwise specified or the context otherwise requires. References to “underwriters” refer to the firms listed on the cover page of this prospectus supplement. If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement.

The statements in this prospectus supplement that are not historical facts are forward-looking statements made in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. These statements may be accompanied by words such as “believe,” “estimate,” “project,” “expect,” “anticipate,” or “predict” that convey the uncertainty of future events or outcomes. These statements are based on assumptions that we believe are reasonable; however, many important factors could cause our actual consolidated results in the future to differ materially from the forward-looking statements made herein and in any other documents or oral presentations made by, or on behalf of, the Company. These factors include, among others, the following: the COVID-19 pandemic has impacted the global economy and has had an adverse effect on certain aspects of our business and results of operations while having a positive effect on others and future public health threats could have material adverse consequences for our business and results of operations; our affiliated trust funds own investments in securities, which are affected by market conditions that are beyond our control; we may be required to replenish our affiliated funeral and cemetery trust funds to meet minimum funding requirements, which would have a negative effect on our earnings and cash flow; our ability to execute our strategic plan depends on many factors, some of which are beyond our control; our credit agreements contain covenants that may prevent us from engaging in certain transactions; if we lost the ability to use surety bonding to support our preneed activities, we may be required to make material cash payments to fund certain trust funds; increasing death benefits related to preneed contracts funded through life insurance or annuity contracts may not cover future increases in the cost of providing a price-guaranteed service; the financial condition of third-party insurance companies that fund our preneed contracts may impact our future revenue; unfavorable publicity could affect our reputation and business; we use a combination of insurance, self-insurance, and large deductibles in managing our exposure to certain inherent risks; therefore, we could be exposed to unexpected costs that could negatively affect our financial performance; declines in overall economic conditions beyond our control could reduce future potential earnings and cash flows and could result in future impairments to goodwill and/or other intangible assets; any failure to maintain the security of the information relating to our customers, their loved ones, our associates, and our vendors could damage our reputation, could cause us to incur substantial additional costs and to become subject to litigation, and could adversely affect our operating results, financial condition, or cash flow; our Canadian business exposes us to operational, economic, and currency risks; our level of indebtedness could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry, and may prevent us from fulfilling our obligations under our indebtedness; a failure of a key information technology system or process could disrupt and adversely affect our business; failure to maintain effective internal control over financial reporting could adversely affect our results of operations, investor confidence, and our stock price; the funeral and cemetery industry is competitive; if the number of deaths in our markets declines, our cash flows and revenue may decrease. Changes in the number of deaths are not predictable from market to market or over the short term; if we are not able to respond effectively to changing consumer preferences, our market share, revenue, and/or profitability could decrease; the continuing upward trend in the number of cremations performed in North America could result in lower revenue, operating profit, and cash flows; our funeral and cemetery businesses are high fixed-cost businesses; regulation and compliance could have a material adverse impact on our financial results; unfavorable results of litigation could

s-ii

have a material adverse impact on our financial statements; cemetery burial practice claims could have a material adverse impact on our financial results; the application of unclaimed property laws by certain states to our preneed funeral and cemetery trust funds could have a material adverse impact on our liquidity, cash flows, and financial results; changes in taxation as well as the inherent difficulty in quantifying potential tax effects of business decisions could have a material adverse effect on the results of our operations, financial condition, or cash flows; and other factors identified in our reports filed with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including under Item 1A. “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2020 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2021. We assume no obligation and make no undertaking to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the Company, whether as a result of new information, future events, or otherwise.

s-iii

SUMMARY

This summary highlights selected information about us and this offering, including information appearing elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein, and does not contain all of the information that you should consider in making your investment decision. You should read this summary together with the more detailed information appearing elsewhere in this prospectus supplement, as well as the information in the accompanying prospectus and in the documents incorporated by reference or deemed incorporated by reference into this prospectus supplement or the accompanying prospectus. You should carefully consider, among other things, the matters discussed in the sections titled “Risk Factors” on page S-7 of this prospectus supplement and under Item 1A. “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2020 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2021.

Our Business

Service Corporation International is North America’s largest provider of deathcare products and services, with a network of funeral service locations and cemeteries unequaled in geographic scale and reach. At March 31, 2021, we operated 1,461 funeral service locations and 484 cemeteries (including 296 funeral service/cemetery combination locations), which are geographically diversified across 44 states, eight Canadian provinces, the District of Columbia and Puerto Rico.

We are well known for our Dignity Memorial® brand, North America’s first transcontinental brand of deathcare products and services. Our other brands are Dignity Planning™, National Cremation Society®, Advantage® Funeral and Cremation Services, Funeraria del Angel™, Making Everlasting Memories®, Neptune Society™ and Trident Society™. Our funeral and cemetery operations consist of funeral service locations, cemeteries, funeral service/cemetery combination locations, crematoria and other related businesses, which enable us to serve a wide array of customer needs. We sell cemetery property and funeral and cemetery merchandise and services at the time of need and on a preneed basis.

We were incorporated in Texas in July of 1962. Our principal executive offices are located at 1929 Allen Parkway, Houston, Texas 77019. Our telephone number at that address is (713) 522-5141. Our website is located at www.sci-corp.com. Other than as described in “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” below, the information on, or that can be accessed through, our website is not incorporated by reference in this prospectus supplement, and you should not consider it to be a part of this prospectus supplement. Our website address is included as an inactive textual reference only.

THE OFFERING

The following summary contains basic information about the notes and it is not intended to be complete. It may not contain all of the information that may be important to you. For a more complete description of the notes, see “Description of the Notes.” In this summary of the offering, the words “we,” “us” and “our” refer only to Service Corporation International and not to any of its subsidiaries.

Issuer	Service Corporation International, a Texas corporation.

Notes Offered	$800,000,000 aggregate principal amount of % Senior Notes due 2031.

Maturity	, 2031.

Interest	% per annum. Interest on the notes will accrue from , 2021 and will be payable semi-annually in arrears on and of each year, beginning on , 2021.

Ranking

The notes will be our general unsecured obligations and:

•   will rank equal in right of payment with all of our other unsubordinated indebtedness;

•   will rank senior in right of payment to any of our future subordinated indebtedness; and

•   will be effectively subordinated to all of our existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness and to all indebtedness and other obligations of our subsidiaries, whether or not secured, including subsidiary guarantees of obligations under our senior credit facilities.

As of March 31, 2021, on an as adjusted basis after giving effect to this offering, the redemption of our 8.000% Senior Notes due 2021 (“the 2021 Notes”) and the repayment of $445 million of the outstanding loans under our revolving credit facility, which provides for borrowings of up to $1,000 million, with commitments expiring and loans maturing in May 2024 (the “Revolving Facility”):

•   we would have had approximately $3,845 million of outstanding senior indebtedness, including $3,648 million of outstanding unsecured senior indebtedness and $197 million of outstanding secured indebtedness, with $593 million outstanding under our senior credit facilities, $3,103 million of currently outstanding senior notes (including the notes offered hereby), $149 million of other indebtedness and undrawn availability of $966 million under our Revolving Facility (reflecting $34 million of undrawn letters of credit); and

•   our subsidiaries would have had approximately $1,486 million of total indebtedness and other liabilities outstanding, including trade payables, but excluding intercompany obligations, deferred revenue, deferred receipts held in trust and care trusts’ corpus and guarantees of remaining debt obligations under our senior credit facilities.

Optional Redemption	Prior to , 2026, we may redeem the notes at our option, at any time in whole or in part, pursuant to a “make-whole” redemption at the make-whole redemption price, plus accrued and unpaid interest, if any, to the date of redemption. On or after , 2026, we may redeem the notes at our option, at any time in whole or in part, at the redemption prices specified in “Description of the Notes—Optional Redemption,” plus accrued and unpaid interest, if any, to the date of redemption.

Change of Control	If we experience a Change of Control (as defined in “Description of the Notes—Change of Control”), each holder of the notes may require us to repurchase such holder’s notes, in whole or in part, at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the purchase date.

Guarantees	None.

Covenants	Under the indenture that will govern the notes, we have agreed to certain restrictions on our ability and our subsidiaries’ ability to create or incur liens and to enter into certain sale and leaseback transactions. These covenants are subject to important exceptions and qualifications. See “Description of the Notes—Certain Covenants.”

Use of Proceeds	We expect the net proceeds from the sale of the notes to be approximately $ , after deduction of offering-related expenses and the underwriting discount. We will use the net proceeds of this offering to (i) fund the redemption of any and all of the 2021 Notes, (ii) repay approximately $445 million of the outstanding loans under the Revolving Facility, and (iii) pay fees, interest and expenses relating to this offering and the other transactions described herein. We intend to use any remaining net proceeds for general corporate purposes. This prospectus supplement is not a notice of redemption with respect to the 2021 Notes. See “Use of Proceeds.”

Additional Notes	The indenture that will govern the notes does not limit the amount of notes, debentures or other evidences of indebtedness that we may issue and provides that notes may be issued from time to time in one or more series.

Denomination and Form	We will issue the notes in the form of one or more fully registered global notes registered in the name of the nominee of The Depository Trust Company (“DTC”). Beneficial interests in the notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Euroclear Bank, SA/NV, as operator of the Euroclear System, and Clearstream Banking S.A. will hold interests on behalf of their participants through their respective U.S. depositaries, which in turn will hold such interests in accounts as participants of DTC. Except in the limited circumstances described in this prospectus supplement, owners of beneficial interests in the notes will not be entitled to have notes registered in their names, will not receive or be entitled to receive notes in definitive form and will not be considered holders of notes under the indenture that will govern the notes. The notes will be issued only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Risk Factors	Investment in the notes involves certain risks. You should carefully read and consider the information set forth in “Risk Factors” beginning on page S-7 and the risk factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2020 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2021 before investing in the notes.

Trustee	BOKF, NA

SUMMARY HISTORICAL FINANCIAL INFORMATION

The following table sets forth SCI’s summary historical financial information and other data for the periods, and as of the dates, indicated below. SCI’s summary historical financial information for the fiscal years 2018, 2019 and 2020 (other than the December 31, 2018 balance sheet data) has been derived from SCI’s audited annual financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and incorporated by reference in this prospectus supplement. SCI’s summary consolidated financial data as of and for the three months ended March 31, 2020 and 2021 (other than the March 31, 2020 balance sheet data) has been derived from SCI’s unaudited interim financial statements included in our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2021, incorporated by reference in this prospectus supplement. As described in more detail in note 1 below, one component of Adjusted EBITDA has not been derived from SCI’s historical financial statements. Operating results for interim periods are not necessarily indicative of the results that may be expected for the full year period.

	Year ended December 31,			Three months ended March 31,
	2018	2019	2020	2020	2021
	(Dollars in millions)			(Dollars in millions)
Statement of operations data:
Revenue	$3,190	$3,231	$3,512	$803	$1,078
Gross profit	760	761	977	179	378
Gains on divestitures & impairment charges, net	16	33	7	5	1
Operating income	631	667	843	152	342
Income before income taxes	442	464	662	106	307
Net income attributable to common stockholders	447	370	516	82	229
Financial and other data:
EBITDA (as defined)(1)	$871	$898	$1,083	$207	417
Adjusted EBITDA (as defined)(1)	887	906	1,113	208	418
Capital expenditures	236	240	222	52	42
Depreciation and amortization(2)	248	247	258	57	74
Net cash provided by operating activities	616	629	804	180	298
Net cash used in investing activities	(415)	(279)	(318)	(70)	(45)
Net cash used in financing activities	(329)	(319)	(493)	(110)	(243)
Balance sheet data (at period end):
Cash and cash equivalents	$199	$186	$231	$176	244
Working capital(3)	(224)	(183)	(440)	(228)	(454)

Total assets	12,693	13,677	14,515	12,715	14,788

Total debt	3,602	3,583	3,743	3,622	3,656

Stockholders’ equity	1,642	1,823	1,753	1,751	1,851

(1)	“EBITDA” represents net income attributable to common stockholders plus (i) (benefit from) provision for income taxes, (ii) interest expense and (iii) depreciation and amortization.

“Adjusted EBITDA” represents EBITDA further adjusted to reflect the impact of (i) losses on early extinguishment of debt, (ii) non-cash stock compensation expenses, (iii) (gains) losses on divestitures and impairment charges, net and (iv) other adjustments.

We believe that EBITDA and Adjusted EBITDA are meaningful measures of performance as they are commonly utilized by management and investors to analyze operating performance. We believe that EBITDA and Adjusted EBITDA facilitate company-to-company performance comparisons by removing potential differences caused by variations in capital structure, taxation and the age and depreciation of facilities and equipment, which may vary for different companies for reasons unrelated to general performance. Our calculations of EBITDA and Adjusted EBITDA are not necessarily comparable to other similarly titled measures of other companies.

EBITDA and Adjusted EBITDA are not measures of performance under generally accepted accounting principles in the United States (“GAAP”) and should not be used in isolation or as a substitute for net income (loss), income from continuing operations or other statement of operations data prepared in accordance with GAAP.

The following table provides a reconciliation from net income attributable to common stockholders to EBITDA and Adjusted EBITDA for the periods indicated:

	Year ended December 31,			Three months ended March 31,
	2018	2019	2020	2020	2021
	(Dollars in millions)			(Dollars in millions)
Net income attributable to common stockholders	$447	$370	$516	$82	$229
(Benefit from) provision for income taxes	(6)	95	146	24	78
Interest expense	182	186	163	44	36
Depreciation and amortization(2)	248	247	258	57	74

EBITDA	871	898	1,083	207	417
Losses on early extinguishment of debt	10	17	18	—	—
Non-cash stock compensation expenses	16	15	14	3	4
Gains on divestitures & impairment charges, net	(16)	(33)	(7)	(5)	(1)
Other(a)	6	9	5	3	(2)

Adjusted EBITDA(b)	$887	$906	$1,113	$208	$418

(a)

“Other” includes the following adjustments (consistent with the definition of “EBITDA” in the credit agreement governing our senior credit facilities): non-recurring and non-cash income or expense, expenses related to surety premiums, income from discontinued operations for assets that have not been divested during the current period, and adjustments. Adjustments (i) add the EBITDA of acquired operations from the beginning of the period for which Adjusted EBITDA is presented until the date of acquisition, (ii) deduct the EBITDA of divested assets that have been included in EBITDA to the extent positive or add the EBITDA of divested assets to the extent negative and (iii) reflect the impact on EBITDA of synergies related to certain acquisitions consistent with criteria in the credit agreement governing our senior credit facilities.

(b)	The calculation of Adjusted EBITDA is consistent with the calculation of “EBITDA” as defined in Article I of the credit agreement governing our senior credit facilities.
(2)

Depreciation and amortization expense for the years ended December 31, 2018, 2019 and 2020 exclude the amortization of deferred loan costs of $6 million, $6 million and $5 million, respectively, which are included in the statement of cash flows for these periods. Depreciation and amortization expense for the three months ended March 31, 2020 and 2021 exclude the amortization of deferred loan costs of $1 million and $2 million, respectively, which are included in the statement of cash flows for these periods.

(3)	Working capital represents current assets less current liabilities.

RISK FACTORS

An investment in the notes involves risks. Before deciding whether to purchase the notes, you should consider the risks discussed below and elsewhere in this prospectus supplement and in the accompanying prospectus, including those set forth under the heading “Forward-looking Statements” on page 2 of the accompanying prospectus. You should also consider the risks set forth in our Annual Report on Form 10-K for the year ended December 31, 2020 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2021 that are incorporated by reference in this prospectus supplement and the accompanying prospectus. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also impair our business operations.

Any of the risks discussed below or elsewhere in this prospectus supplement, the accompanying prospectus or in our SEC filings incorporated by reference in this prospectus supplement and the accompanying prospectus, and other risks we have not anticipated or discussed, could have a material adverse impact on our business, financial condition or results of operations. In that case, our ability to pay interest on the notes when due or to repay the notes at maturity could be adversely affected, and the trading price of the notes could decline substantially.

Risks Related to our Business

The COVID-19 pandemic has impacted the global economy and has had an adverse effect on certain aspects of our business and results of operations while having a positive effect on others, and future public health threats could have material adverse consequences for our business and results of operations.

As a result of the COVID-19 pandemic and the related adverse economic and health consequences, we have experienced and may continue to be subject to any of the following risks:

•	our preneed funeral sales have decreased and our preneed cemetery sales temporarily decreased;

•	the value of our preneed trust investments and related net investment income temporarily diminished due to the disruption in the financial markets; and

•	our funeral sales average has decreased.

We may also experience the following COVID-19 related risks:

•

our funeral and cemetery revenues may decrease due to reduced and deferred services, actual or perceived consumer financial constraints, government restrictions on gathering sizes, and voluntary social distancing;

•	illness may disrupt our workforce;

•	our supply chain could be disrupted;

•	our operating costs may increase due to increased overtime, health insurance claims, worker’s compensation claims, supply costs, or other effects related to COVID-19.

Any of the foregoing risks could have a material, adverse effect on our business, financial condition, and results of operations. Given the ongoing and dynamic nature of the spread of COVID-19, it is difficult to predict the full impact of the COVID-19 outbreak on our business. The extent of such impact will depend on future developments, which are highly uncertain and largely outside of our control.

To the extent the COVID-19 pandemic adversely affects our business, operations, financial condition and results of operation, it may also have the effect of heightening many of the other risks described in this “Risk Factors” section (including those described in our Annual Report on Form 10-K for the year ended December 31, 2020 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, which are incorporated by reference in this prospectus supplement and the accompanying prospectus).

Risks Related to the Notes

Our level of indebtedness following the completion of this offering could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry and prevent us from fulfilling our obligations under our indebtedness, including the notes.

We have a significant amount of indebtedness. As of March 31, 2021, on an as adjusted basis after giving effect to this offering, the redemption of the 2021 Notes and the repayment of $445 million of the outstanding loans under the Revolving Facility, we would have had approximately $3,845 million of outstanding senior indebtedness, including $3,648 million of outstanding unsecured senior indebtedness and $197 million of outstanding secured indebtedness, with $593 million outstanding under our senior credit facilities, $3,103 million of currently outstanding senior notes (including the notes offered hereby), $149 million of other indebtedness and undrawn availability of $966 million under our Revolving Facility (reflecting $34 million of undrawn letters of credit).

Our substantial indebtedness could have important consequences to you, including the following:

•	it may limit our ability to obtain additional debt or equity financing for working capital, capital expenditures, acquisitions, debt service requirements and general corporate or other purposes;

•

a substantial portion of our cash flows from operations will be dedicated to the payment of principal and interest on our indebtedness, including indebtedness we may incur in the future, and will not be available for other purposes, including to finance our working capital, capital expenditures, acquisitions and general corporate or other purposes;

•

it could limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate and place us at a competitive disadvantage compared to our competitors that have less debt;

•	it could make us more vulnerable to downturns in general economic or industry conditions or in our business, or prevent us from carrying out activities that are important to our growth;

•

it could increase our interest expense if interest rates in general increase because a portion of our indebtedness, including all of our indebtedness under our senior credit facilities, currently bears, and in the future will bear, interest at floating rates; and

•

it could make it more difficult for us to satisfy our obligations with respect to our indebtedness, including under the notes, and any failure to comply with the obligations of any of our debt instruments, including any financial and other restrictive covenants, could result in an event of default under the indenture that will govern the notes or under the agreements governing our other indebtedness which, if not cured or waived, could result in the acceleration of our indebtedness under our senior credit facilities and under our outstanding notes, including the notes offered hereby.

Any of the above listed factors could materially affect our business, cash flows, financial condition and results of operations.

In addition to our high level of indebtedness, we also have significant rental and other obligations under our operating and finance leases for funeral service locations, cemetery operating and maintenance equipment and transportation equipment. These obligations could further increase the risks described above.

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control, and any failure to meet our debt service obligations could harm our business, cash flows, financial condition and results of operations.

A significant portion of our cash flow from operations is dedicated to pay principal and interest on outstanding debt. Our ability to make payments on and to refinance our indebtedness, including the notes offered hereby, and to fund our operations, working capital, capital expenditures and any future acquisitions, will principally depend upon our ability to generate cash flow from our future operations. To a certain extent, our cash flow is subject to general economic, industry, financial, competitive, operating, legislative, regulatory and other factors, many of which are beyond our control. In addition, a portion of our indebtedness, as well as any future indebtedness under our senior credit facilities, bears interest at floating rates, and, therefore, if interest rates increase, our debt service requirements will increase.

We cannot assure you that our business will generate sufficient cash flow from operations, or that future borrowings will be available to us under our senior credit facilities in an amount sufficient to enable us to pay our indebtedness, including the notes offered hereby, or to fund other liquidity needs.

Despite our substantial indebtedness, we may still incur significantly more debt, which could further exacerbate the risks described above.

The indenture that will govern the notes and the indenture governing our existing debt securities do not limit our ability to incur additional indebtedness. Although covenants in our senior credit facilities limit our ability and the ability of our present and future subsidiaries to incur certain additional indebtedness, the terms of the senior credit facilities permit us to incur significant additional indebtedness, including unused availability under our Revolving Facility. As of March 31, 2021, on an as adjusted basis after giving effect to the repayment of $445 million of the outstanding loans under the Revolving Facility, we would have had $966 million available for additional borrowing under our Revolving Facility (reflecting $34 million of undrawn letters of credit). In addition, none of our senior credit facilities, the indenture that will govern the notes or the indenture governing our existing debt securities prevent us from incurring obligations that do not constitute indebtedness (as defined in those documents) or prevent our subsidiaries from incurring certain obligations. To the extent that we incur additional indebtedness or such other obligations, the risks associated with our substantial leverage described above, including our possible inability to service our debt, would increase.

The notes lack certain covenants typically found in other comparably rated public debt securities.

Although the notes are rated below investment grade by both Standard & Poor’s and Moody’s Investors Service, they lack the protection of several restrictive covenants typically associated with comparably rated public debt securities, including:

•	incurrence of additional indebtedness;

•	payment of dividends and other restricted payments;

•	sale of assets and the use of proceeds therefrom;

•	transactions with affiliates; and

•	dividend and other payment restrictions affecting subsidiaries.

We may not be able to repurchase the notes upon a change of control, which would result in a default under the indenture that will govern the notes and would adversely affect our business and financial condition.

Upon the occurrence of specific kinds of change of control events, we must offer to purchase the notes at 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the purchase date. We may not have sufficient funds available to make any required repurchases of the notes, and restrictions under our senior credit facilities may not allow such repurchase. If we fail to repurchase notes in that circumstance, we will be in default under the indenture that will govern the notes and, in turn, under our senior credit facilities. In addition, certain change of control events constitute an event of default under our senior credit facilities. A default under our senior credit facilities would result in an event of default under the indenture that will govern the notes if the administrative agent or the lenders accelerate our debt thereunder. Upon the occurrence of a change of control, we could seek to refinance the indebtedness under our senior credit facilities and the notes or obtain a waiver from the lenders or the holders of the notes. We cannot assure you, however, that we would be able to obtain a waiver or refinance our indebtedness on commercially reasonable terms, if at all. Any future debt that we incur may also contain restrictions on repayment of the notes upon a change of control. See “Description of the Notes—Change of Control.”

Our subsidiaries are not guarantors of the notes and, therefore, the notes will be structurally subordinated in right of payment to the indebtedness and other liabilities of our existing and future subsidiaries.

The claims of creditors of our subsidiaries will be required to be paid before the holders of the notes have a claim against our subsidiaries and their assets. Therefore, if there was a dissolution, bankruptcy, liquidation or reorganization of any of our subsidiaries, the holders of the notes would not receive any amounts with respect to the notes from the assets of such subsidiary until after the payment in full of the claims of the creditors of such subsidiary.

As of March 31, 2021, on an as adjusted basis after giving effect to the repayment of $445 million of the outstanding loans under the Revolving Facility, our subsidiaries would have had approximately $1,486 million of total indebtedness and other liabilities outstanding, including trade payables, but excluding intercompany obligations, deferred revenue, deferred receipts held in trust and care trusts’ corpus and guarantees of debt obligations under our senior credit facilities. Certain of our subsidiaries are guarantors of the outstanding indebtedness under our senior credit facilities and would be guarantors of any additional indebtedness that we may incur under our senior credit facilities.

We are a holding company; therefore, our ability to repay our indebtedness, including the notes, is dependent on cash flow generated by our subsidiaries and their ability to make distributions to us.

We are a holding company with no significant operations or material assets other than the capital stock of our subsidiaries. As a result, our ability to repay our indebtedness, including the notes, is dependent on the generation of cash flow by our subsidiaries and their ability to make such cash available to us by dividend, intercompany debt repayment or otherwise. Our subsidiaries are not guarantors of the notes and do not have any obligation to pay amounts due on the notes or to make funds available for that purpose. In addition, our subsidiaries may not be able to, or be permitted to, make distributions to enable us to make payments in respect of our indebtedness, including with respect to the notes. Each of our subsidiaries is a distinct legal entity and, under certain circumstances, legal and contractual restrictions, as well as the financial condition and operating requirements of our subsidiaries, may limit our ability to obtain cash from our subsidiaries.

The notes are unsecured and will be effectively subordinated to all of our existing and future secured obligations to the extent of the value of the collateral securing such obligations.

The notes are unsecured and will be effectively subordinated to all of our existing and future secured obligations to the extent of the value of the collateral securing such obligations. As of March 31, 2021, we had approximately $197 million of secured indebtedness, which is effectively senior to the notes to the extent of value of the collateral securing such indebtedness.

An active trading market for the notes may not develop.

The notes are a new issue of securities for which there is no established trading market. Although certain of the underwriters have advised us that they currently intend to make a market for the notes, they have no obligation to do so, and may discontinue their market-making activities at any time without notice. In addition, any market-making activity will be subject to limits imposed by federal securities laws and may be limited during the offering of the notes.

The liquidity of any market for the notes will depend upon the number of holders of the notes, our operating performance and financial condition, the market for similar securities, the interest of securities dealers in making a market for the notes, prevailing interest rates and other factors. If an active market does not develop or is not maintained, the price and liquidity of the notes may be adversely affected. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. We cannot assure you that the market for the notes, if any, will be free from similar disruptions or that any such disruptions will not adversely affect the prices at which the holders may sell their notes. In addition, subsequent to their initial issuance, the notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar notes, our operating performance and financial condition and other factors.

An increase in market interest rates could result in a decrease in the value of the notes.

In general, as market interest rates rise, notes bearing interest at a fixed rate generally decline in value because the premium, if any, over market interest rates will decline. Consequently, if you purchase notes and market interest rates increase, the market value of your notes may decline. We cannot predict the future level of market interest rates.

A downgrade, suspension or withdrawal of the rating assigned by a rating agency to the notes, if any, could cause the liquidity or market value of the notes to decline.

We anticipate that the notes will be assigned ratings by rating agencies. We cannot assure you that any rating assigned will remain for any given period of time or that a rating will not be lowered or withdrawn entirely by a rating agency if, in that rating agency’s judgment, circumstances relating to the basis of the rating, such as adverse changes in our business, so warrant. Any lowering or withdrawal of a rating by a rating agency could reduce the liquidity or market value of the notes.

USE OF PROCEEDS

We expect the net proceeds from the sale of the notes to be approximately $                , after deduction of offering-related expenses and the underwriting discount. We will use the net proceeds of this offering to (i) fund the redemption of any and all of our 2021 Notes, (ii) repay approximately $445 million of outstanding loans under the Revolving Facility and (iii) pay fees, interest and expenses relating to this offering and the other transactions described herein. We intend to use any remaining net proceeds for general corporate purposes.

In order to effectuate the redemption of the 2021 Notes, we intend, prior to or promptly upon consummation of this offering, to deliver notice to holders of the 2021 Notes of the redemption, which notice must be delivered at least 30 days prior to the redemption date. This prospectus supplement and the accompanying prospectus is not a notice of redemption with respect to the 2021 Notes. Any notice of redemption will be made in accordance with the applicable provisions of the indenture governing the 2021 Notes.

Certain of the underwriters or their affiliates are lenders under our senior credit facilities and will receive a portion of the amounts repaid under our Revolving Facility with the proceeds of the notes. Certain of the underwriters or their affiliates are holders of the 2021 Notes to be redeemed with the net proceeds of this offering as described above, and therefore such underwriters or their affiliates will receive a portion of the net proceeds of this offering. See “Underwriting.”

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2021 and as adjusted to give effect to this offering, the redemption of the 2021 Notes and the repayment of $445 million of the outstanding loans under the Revolving Facility. The following information should be read in conjunction with our consolidated financial statements, including the notes thereto, which are incorporated by reference herein.

	As of March 31, 2021
	Actual	As adjusted
	(dollars in millions)
Cash and cash equivalents	$244	$426
Debt:
Revolving Facility(1)	445	—
Term Loan A	593	593
% Senior Notes due 2031 offered hereby	—	800
8.000% Senior Notes due 2021	150	—
7.500% Senior Notes due 2027	153	153
4.625% Senior Notes due 2027	550	550
5.125% Senior Notes due 2029	750	750
3.375% Senior Notes due 2030	850	850
Other debt	(32)	(48)

Total unsecured debt	3,459	3,648

Total secured debt	197	197

Total stockholders’ equity(2)	1,851	1,844

Total capitalization	$5,507	$5,689

(1)

As of March 31, 2021, on an as adjusted basis after giving effect to this offering and the repayment of $445 million of the outstanding loans under the Revolving Facility, we would have had undrawn availability of $966 million under our Revolving Facility (reflecting $34 million of undrawn letters of credit).

(2)

Total stockholders’ equity will decrease by $7 million due to the recognition of loss on early extinguishment of debt, attributable to professional fees and costs and the write off of remaining discounts associated with the redemption of the 2021 Notes.

DESCRIPTION OF OTHER INDEBTEDNESS

Senior Credit Facilities

Our credit agreement, with JPMorgan Chase Bank, N.A., as administrative agent, and certain other financial institutions, as lenders, includes a $593 million senior term loan facility, maturing in May 2024 (the “Term Loan A”), and a revolving credit facility providing for borrowings of up to $1,000 million, with commitments expiring and loans maturing in May 2024 (the “Revolving Facility” and, together with the Term Loan A, the “senior credit facilities”). Our ability to draw under the Revolving Facility is conditioned upon, among other things, our ability to make the representations and warranties contained in the credit agreement governing our senior credit facilities and the absence of any default or event of default thereunder.

Under each of the Term Loan A and the Revolving Facility, loans bear interest, at our option, at an annual rate equal to (i) the highest of (a) the federal funds rate plus 0.5%, (b) the prime rate and (c) the one-month LIBOR plus 1.00%, or (ii) the LIBOR for the applicable interest period, in each case, plus an applicable margin and subject to applicable floors.

Prepayments

Voluntary Prepayments

We are permitted to voluntarily repay outstanding loans under the senior credit facilities at any time, in whole or in part, subject to customary “breakage” costs with respect to Eurodollar loans and, with respect to the Revolving Facility only, to subsequently reborrow amounts prepaid. We are able to reduce commitments under the Revolving Facility at any time, in whole or in part, subject to minimum amounts.

Mandatory Term Loan A Prepayments

The Term Loan A requires us to prepay outstanding term loans, subject to certain exceptions, with:

•

when the pro forma Leverage Ratio (as defined in the credit agreement governing our senior credit facilities) exceeds 3.75 to 1.00, 100% of the net cash proceeds received by the Company or any of its restricted subsidiaries from all non-ordinary course asset sales or other dispositions of property of the Company or any of its subsidiaries (including insurance and condemnation proceeds), subject to reinvestment rights and other limited exceptions; provided that such reinvestment rights shall apply solely to the extent that, after giving effect to such asset sale or other disposition, the pro forma Leverage Ratio (as defined in the credit agreement governing our senior credit facilities) is less than or equal to 4.75 to 1.00 and no event of default under the credit agreement governing our senior credit facilities exists; and

•	100% of the net cash proceeds of any issuance or incurrence of any indebtedness of the Company or any of its subsidiaries, other than permitted indebtedness under the senior credit facilities.

Amortization

The Term Loan A amortizes in quarterly installments payable on the last day of each full calendar quarter, commencing on September 30, 2019, in the following amounts (expressed as a percentage of the principal amount outstanding), with the balance payable at maturity:

Quarter ending	Amount
September 30, 2019 through June 30, 2023	1.25%
September 30, 2023 and thereafter	2.50%

Guarantees

All obligations under the senior credit facilities and any interest rate protection and other permitted hedging arrangements and overdrafts resulting from cash management arrangements are unconditionally guaranteed by certain of our existing and subsequently acquired or organized subsidiaries.

Certain Covenants

The senior credit facilities contain a number of covenants that, among other things, restrict, subject to certain exceptions, our ability or the ability of our subsidiaries to:

•	incur additional indebtedness (including guarantee obligations);

•	create liens on assets;

•	enter into sale and leaseback transactions;

•	engage in mergers, liquidations, and dissolutions;

•	sell assets;

•	pay dividends, distributions and other payments in respect of capital stock, and purchase our capital stock in the open market;

•	make investments, loans or advances;

•	engage in certain transactions with affiliates;

•	create restrictions on our ability to receive distributions from subsidiaries; and

•	change our lines of business.

In addition, the senior credit facilities require us to maintain the following financial covenants:

•	a maximum total leverage ratio; and

•	a minimum interest coverage ratio.

The senior credit facilities contain customary affirmative covenants.

Events of Default

The senior credit facilities contain certain customary events of default, including, among others: failure to pay principal, interest or other amounts; inaccuracy of representations and warranties; violation of covenants; cross events of default; certain bankruptcy and insolvency events; certain ERISA events; certain undischarged judgments; and change of control.

Existing SCI Senior Debt Securities

As of March 31, 2021, we had the following outstanding existing senior debt securities in the principal amounts set forth in the table below:

March 31, 2021
(dollars in millions)
8.000% Senior Notes due 2021	150
7.500% Senior Notes due 2027	153
4.625% Senior Notes due 2027	550
5.125% Senior Notes due 2029	750
3.375% Senior Notes due 2030	850

All of the senior debt securities listed above were issued under our senior indenture dated as of February 1, 1993, between us and The Bank of New York Mellon Trust Company, N.A., as trustee. BOKF, NA is the series trustee for our 4.625% Senior Notes due 2027 and our 5.125% Senior Notes due 2029. These senior debt securities are our general unsecured obligations, which rank equally in right of payment with all of our other unsecured and unsubordinated indebtedness, including the notes offered hereby. The indenture governing the senior debt securities listed above contains covenants that, among other things, restrict, subject to certain exceptions, our ability to create liens on assets and enter into sale and leaseback transactions and contains customary events of default. These senior debt securities are redeemable, in whole or in part, at any time at a redemption price equal to 100% of the principal amount plus a “make-whole” premium, plus accrued and unpaid interest, if any, to the date of redemption. Certain of these senior debt securities are also redeemable at our option after scheduled dates at redemption premiums that decline ratably to par over specified annual periods.

As of March 31, 2021, we also had outstanding $51 million of existing mortgage notes and other indebtedness with various maturities through 2050 and $150 million of finance leases. Our finance leases principally relate to funeral service locations and transportation equipment.

DESCRIPTION OF THE NOTES

SCI will issue $800,000,000 aggregate principal amount of     % Senior Notes due 2031 (the “notes”) under our senior indenture, dated as of February 1, 1993 (the “Base Indenture”), between us and the Bank of New York Mellon Trust Company, N.A., as trustee (the “Base Trustee”), as supplemented by the Eighteenth Supplemental Indenture with respect to the notes, to be dated the date of delivery of the notes (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), among us, the Base Trustee and BOKF, NA, as series trustee (the “Trustee”). The terms of the notes include those stated in the Indenture and those made a part of the Indenture by reference to the Trust Indenture Act of 1939, as amended.

In this description, the words “Company,” “SCI,” “we,” “us” and “our” refer only to Service Corporation International and not to any of its subsidiaries.

The following description is only a summary of the material provisions of the Indenture and the notes, does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the Indenture and the notes, including definitions therein of certain terms. We urge you to read the Indenture because it, and not this description, defines your rights as Holders of the notes. You may request copies of the Indenture at our address set forth under the heading “Where You Can Find More Information.”

Brief Description of the Notes

The notes:

•	are general unsecured obligations of the Company;

•	are senior in right of payment to all future subordinated indebtedness of the Company;

•	are equal in right of payment to all existing and future unsubordinated indebtedness of the Company;

•	are effectively subordinated in right of payment to all of the Company’s existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness; and

•

are structurally subordinated in right of payment to all of the liabilities and obligations, including trade payables, of each of our subsidiaries, including subsidiary guarantees of our senior credit facilities.

Principal, Maturity and Interest

The Company will initially issue the notes in an aggregate principal amount of $800,000,000. The notes will mature on             , 2031. The Company will issue the notes in denominations of $2,000 and any integral multiple of $1,000 in excess thereof. We are permitted to issue more notes from time to time under the Indenture on the same terms and conditions as the notes being offered hereby in an unlimited additional aggregate principal amount (the “Additional Notes”). The notes and the Additional Notes, if any, will be treated as a single class for all purposes of the Indenture, including waivers, amendments and redemptions; provided that, if the notes and the Additional Notes are not fungible for U.S. federal income tax purposes, a separate CUSIP number will be issued for any Additional Notes.

Interest on the notes will accrue at a rate of     % per annum and will be payable semi-annually in arrears on                      and                     , commencing on             , 2021. We will make each interest payment to the Holders of record of the notes at the close of business on the immediately preceding                      and                     .

Interest on the notes will accrue from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Optional Redemption

Prior to             , 2026, the notes will be redeemable, in whole or in part, at our option at any time, upon at least 10 days’ and not more than 60 days’ notice to the Holders, at a redemption price equal to the greater of:

(1)	100% of the principal amount of such notes to be redeemed; and

(2)

as determined by the Quotation Agent, the sum of the present values of the remaining scheduled payments of principal (at the redemption price set forth in the table below as if redeemed on             , 2026) and interest thereon (not including any portion of such payments of interest accrued as of the date of redemption) through             , 2026, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months), at the Adjusted Treasury Rate, plus                      basis points, plus, in each case, accrued interest thereon to the date of redemption.

On and after             , 2026, the notes will be redeemable, in whole or in part, at our option at any time, upon at least 10 days’ and not more than 60 days’ notice to the Holders, at the redemption prices (expressed in percentages of principal amount on the redemption date), plus accrued and unpaid interest, if any, to the redemption date, if redeemed during the 12-month period commencing on                      of the years set forth below:

Period	Redemption price
2026		%
2027		%
2028		%
2029 and thereafter		%

At our option, a notice of redemption may be conditioned on the satisfaction of one or more conditions. If so conditioned, such a notice of redemption shall state that, in our discretion, the redemption date may be delayed until such time as any or all of such conditions shall be satisfied (or waived by us in our discretion), or such redemption may not occur and such notice may be rescinded in the event that any or all of such conditions have not been satisfied (or waived by us in our discretion) by the redemption date, or the redemption date so delayed.

Selection

If we redeem less than all of the notes at any time, the notes to be redeemed will be selected by lot in accordance with DTC’s applicable procedures. In the event of a partial redemption, the portions of the principal amount of any note selected for redemption will be in a denomination larger than $1,000.

Mandatory Redemption; Open Market Purchases

We are not required to make any mandatory redemption or sinking fund payments with respect to the notes. However, under certain circumstances, we may be required to offer to purchase notes as described under the caption “—Change of Control.” We may at any time and from time to time purchase notes in the open market or otherwise.

Ranking

Senior Indebtedness Versus Notes

The notes will be our general unsecured obligations and will rank equal in right of payment with all of our other unsubordinated indebtedness and senior in right of payment to any of our future subordinated indebtedness. The notes will be effectively subordinated to all of our existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness.

As of March 31, 2021, on an as adjusted basis after giving effect to this offering, the redemption of the 2021 Notes and the repayment of $445 million of the outstanding loans under the Revolving Facility, we would have had approximately $3,845 million of outstanding senior indebtedness, including $3,648 million of outstanding unsecured senior indebtedness and $197 million of outstanding secured indebtedness, with $593 million outstanding under our senior credit facilities, $3,103 million of currently outstanding senior notes (including the notes offered hereby), $149 million of other indebtedness and undrawn availability of $966 million under our Revolving Facility (reflecting $34 million of undrawn letters of credit).

Liabilities of Subsidiaries Versus Notes

Substantially all of our operations are conducted through our subsidiaries. The notes are not guaranteed by any of our subsidiaries. Claims of creditors of our subsidiaries, including trade creditors and creditors holding indebtedness or guarantees issued by our subsidiaries, and claims of preferred stockholders of our subsidiaries, generally will have priority with respect to the assets and earnings of our subsidiaries over the claims of our creditors, including Holders of the notes. Accordingly, the notes will be effectively subordinated to creditors (including trade creditors) and preferred stockholders, if any, of our subsidiaries. At March 31, 2021, on an as adjusted basis after giving effect to this offering and the repayment of $445 million of the outstanding loans under the Revolving Facility, our subsidiaries would have had approximately $1,486 million of total indebtedness, including trade payables, but excluding intercompany obligations, deferred revenue, deferred receipts held in trust and care trusts’ corpus and guarantees of debt outstanding under our senior credit facilities. Certain of our subsidiaries are guarantors of outstanding indebtedness under our senior credit facilities and would be guarantors of any additional indebtedness that we may incur under our senior credit facilities.

Change of Control

Upon the occurrence of any of the following events (each a “Change of Control”), each Holder shall have the right to require that the Company repurchase such Holder’s notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date):

(1)

any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (1) such person shall be deemed to have “beneficial ownership” of all shares that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of the Company;

(2)	the Company is liquidated or dissolved or adopts a plan of liquidation or dissolution; or

(3)

the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale of all or substantially all the assets of the Company (determined on a consolidated basis) to another Person, other than a transaction following which (i) in the case of a merger or consolidation transaction, holders of securities that represented 100% of the Voting Stock of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction and (ii) in the case of a sale of assets transaction, each transferee becomes an obligor in respect of the notes and a subsidiary of the transferor of such assets.

Within 30 days following any Change of Control, we will mail a notice to each Holder with a copy to the Trustee (the “Change of Control Offer”) stating:

(1)

that a Change of Control has occurred and that such Holder has the right to require us to purchase such Holder’s notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date);

(2)

the circumstances and relevant facts regarding such Change of Control (including information with respect to pro-forma historical income, cash flow and capitalization, in each case after giving effect to such Change of Control);

(3)	the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

(4)	the instructions, as determined by us, consistent with the covenant described hereunder, that a Holder must follow in order to have its notes purchased.

We will not be required to make a Change of Control Offer with respect to notes following a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all notes validly tendered and not withdrawn under such Change of Control Offer or (2) a notice of redemption of all such notes has been given pursuant to the Indenture as described herein under the caption “—Optional Redemption” unless and until there has been a default in payment of the applicable redemption price.

A Change of Control Offer may be made in advance of a Change of Control, conditional upon the Change of Control, if a definitive agreement is in place for the Change of Control at the time of the making of the Change of Control Offer.

We will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, we will comply with the applicable securities laws and regulations and shall not be deemed to have breached our obligations under the covenant described hereunder by virtue of our compliance with such securities laws or regulations.

The Change of Control purchase feature of the notes may in certain circumstances make more difficult or discourage a sale or takeover of the Company and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Company and the underwriters. The Company does not have the present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to incur additional secured indebtedness or permit our assets to become subject to liens are contained in the covenant described under “—Certain Covenants—Limitation on Liens.” Such restrictions can only be waived with respect to the notes with the consent of the Holders of a majority in principal amount of the notes then outstanding. Except for the limitations contained in such covenant, however, the Indenture will not contain any covenants or provisions that may afford Holders of the notes protection in the event of a highly leveraged transaction.

Our senior credit facilities provide that the occurrence of certain change of control events, including a Change of Control under the Indenture, would constitute a default thereunder. In the event that at the time of such Change of

Control the terms of our senior credit facilities restrict or prohibit the purchase of notes following such Change of Control, then prior to the mailing of the notice to Holders but in any event within 30 days following any Change of Control, we will undertake to (1) repay in full all such indebtedness under the senior credit facilities or (2) obtain the requisite consents under the senior credit facilities to permit the repurchase of the notes. If we do not repay such indebtedness or obtain such consents, we will remain prohibited from purchasing notes. In such case, our failure to comply with the foregoing undertaking, after appropriate notice and lapse of time, would result in an Event of Default under the Indenture, which would, in turn, constitute a default under the credit agreement governing our senior credit facilities.

Our other series of outstanding notes under the Base Indenture require the repurchase of those notes upon the occurrence of a Change of Control, and future indebtedness that we may incur may prohibit certain events that would constitute a Change of Control or require the repurchase of such indebtedness upon a Change of Control. Moreover, the exercise by the Holders of their right to require us to repurchase their notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on us. Finally, our ability to pay cash to the Holders of the notes and to holders of our other outstanding notes following the occurrence of a Change of Control may be limited by our then-existing financial resources. We cannot assure you that sufficient funds will be available when necessary to make any required repurchases.

The definition of “Change of Control” includes a disposition of all or substantially all of the assets of the Company to another Person. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Company. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder of notes may require the Company to make an offer to repurchase the notes as described above. The provisions under the Indenture relative to our obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or modified with respect to the notes with the written consent of the Holders of a majority in principal amount of the notes.

Certain Covenants

Limitation on Liens

We will not, and we will not permit any of our subsidiaries to, mortgage, pledge, encumber or subject to any lien or security interest to secure any of our indebtedness or any indebtedness of any subsidiary (other than indebtedness owing to us or a wholly-owned subsidiary) any assets, without providing that the senior debt securities issued pursuant to the Indenture, including the notes, shall be secured equally and ratably with (or prior to) any other indebtedness so secured, unless, after giving effect thereto, the aggregate outstanding amount of all such secured indebtedness of us and our subsidiaries (excluding secured indebtedness existing as of March 31, 2021, and any extensions, renewals or refundings thereof that do not increase the principal amount of indebtedness so extended, renewed or refunded and excluding secured indebtedness incurred as set forth in the next paragraph), together with all outstanding Attributable Indebtedness from sale and leaseback transactions described in the first bullet point under “—Limitation on Sale and Leaseback Transactions” below, would not exceed 20% of Adjusted Consolidated Net Tangible Assets of us and our subsidiaries on the date such indebtedness is so secured.

This restriction will not prevent us or any subsidiary:

•

from acquiring and retaining property subject to mortgages, pledges, encumbrances, liens or security interests existing thereon at the date of acquisition thereof, or from creating within one year of such acquisition mortgages, pledges, encumbrances or liens upon property acquired by us or any subsidiary after March 31, 2021, as security for purchase money obligations incurred by us or any subsidiary in connection with the acquisition of such property, whether payable to the person from whom such property is acquired or otherwise;

•	from mortgaging, pledging, encumbering or subjecting to any lien or security interest current assets to secure current liabilities;

•

from mortgaging, pledging, encumbering or subjecting to any lien or security interest property to secure indebtedness under one or more senior credit facilities in an aggregate principal amount not to exceed $1 billion;

•

from extending, renewing or refunding any indebtedness secured by a mortgage, pledge, encumbrance, lien or security interest on the same property theretofore subject thereto; provided that the principal amount of such indebtedness so extended, renewed or refunded shall not be increased; or

•

from securing the payment of workmen’s compensation or insurance premiums or from making good faith pledges or deposits in connection with bids, tenders, contracts (other than contracts for the payment of money) or leases, deposits to secure public or statutory obligations, deposits to secure surety or appeal bonds, pledges or deposits in connection with contracts made with or at the request of the United States government or any agency thereof, or pledges or deposits for similar purposes in the ordinary course of business.

Limitation on Sale and Leaseback Transactions

We will not, and we will not permit any of our subsidiaries to, enter into any transaction with any bank, insurance company or other lender or investor, or to which any such lender or investor is a party, providing for the leasing to us or a subsidiary of any real property (except a lease for a temporary period not to exceed three years by the end of which it is intended that the use of such real property by the lessee will be discontinued) which has been or is to be sold or transferred by us or such subsidiary to such lender or investor or to any person to whom funds have been or are to be advanced by such lender or investor on the security of such real property unless, either:

•

such transaction is the substantial equivalent of a mortgage, pledge, encumbrance, lien or security interest which we or any subsidiary would have been permitted to create under the covenant described in “—Limitation on Liens” without equally and ratably securing all senior debt securities (including the notes) then outstanding under the Indenture; or

•	within 120 days after such transaction we applied (and in any such case we covenant that we will so apply) an amount equal to the greater of:

•	the net proceeds of the sale of the real property leased pursuant to such transaction; or

•	the fair value of the real property so leased at the time of entering into such transaction (as determined by our board of directors), to the retirement of Funded Debt of SCI;

provided that the amount to be applied to the retirement of Funded Debt of SCI shall be reduced by: (1) the principal amount of any senior debt securities outstanding under the Indenture delivered within 120 days after such sale to the Trustee for retirement and cancellation and (2) the principal amount of Funded Debt, other than senior debt securities outstanding under the Indenture, voluntarily retired by us within 120 days after such sale; provided that no retirement referred to in this clause (2) may be effected by payment at maturity or pursuant to any mandatory sinking fund payment or any mandatory prepayment provision.

Reports

Whether or not required by the SEC, so long as any notes are outstanding, we will furnish to the Trustee and to any Holders of the notes who so request, within 15 days of the time periods specified in the SEC’s rules and regulations:

(1)

all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if we were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by our independent accountants; and

(2)	all current reports that would be required to be filed with the SEC on Form 8-K if we were required to file such reports.

In addition, whether or not required by the SEC, we will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the SEC’s rules and regulations (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request.

Consolidation, Merger or Sale of Assets

We may consolidate or merge with or into any other corporation, and may sell, lease, exchange or otherwise dispose of all or substantially all of our property and assets to any other corporation authorized to acquire and operate the same; provided that, in any such case:

•

immediately after such transaction we or such other corporation formed by or surviving any such consolidation or merger, or to which such sale, lease, exchange or other disposition shall have been made, will not be in default in the performance or observance of any of the terms, covenants and conditions in the Indenture to be kept or performed by us;

•

the corporation (if other than SCI) formed by or surviving any such consolidation or merger, or to which such sale, lease, exchange or other disposition shall have been made, shall be a corporation organized under the laws of the United States, any state thereof or the District of Columbia; and

•

the corporation (if other than SCI) formed by such consolidation, or into which we shall have been merged, or the corporation which shall have acquired or leased such property and assets, shall assume, by a supplemental indenture, our obligations under the Indenture.

In case of any such consolidation, merger, sale, lease, exchange or other disposition and upon any such assumption by the successor corporation by a supplemental indenture, such successor corporation shall succeed to and be substituted for us, with the same effect as if it had been named in the Indenture as SCI, and, except in the case of a lease, we shall be relieved of any further obligation under the Indenture and any senior debt securities, including the notes, issued thereunder.

Discharge and Defeasance

We may discharge or defease our obligations with respect to the notes as set forth below.

We may discharge all of our obligations (except those set forth below) to Holders of the notes that have not already been delivered to the Trustee for cancellation and which either have become due and payable or are by their terms due and payable within one year (or are to be called for redemption within one year) by irrevocably depositing with the Trustee cash or U.S. government obligations, or a combination thereof, as trust funds in an amount certified to be sufficient to pay when due the principal of, premium, if any, and interest, if any, on all outstanding notes.

We may also discharge at any time all of our obligations (except those set forth below) to Holders of the notes (“defeasance”) if, among other things:

•

we irrevocably deposit with the Trustee cash or U.S. government obligations, or a combination thereof, as trust funds in an amount certified to be sufficient to pay the principal of, premium, if any, and interest, if any, on all outstanding notes when due, and such funds have been so deposited for 91 days;

•	such deposit will not result in a breach or violation of, or cause a default under, any agreement or instrument to which we are a party or by which we are bound; and

•	we deliver to the Trustee an opinion of counsel to the effect that the Holders of the notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance, and that such defeasance will not otherwise alter the United States federal income tax treatment of principal, premium, if any, and interest payments on the notes. Such opinion of counsel must be based on a ruling of the Internal Revenue Service or a change in United States federal income tax law, since such a result would not occur under current tax law.

In the event of such discharge and defeasance of the notes, the Holders thereof would be entitled to look only to such trust funds for payment of the principal of, premium, if any, and interest on the notes.

Notwithstanding the preceding, no discharge or defeasance described above shall affect the following obligations to or rights of the Holders of such notes:

(1)	rights of registration of transfer and exchange of notes;

(2)	rights of substitution of mutilated, defaced, destroyed, lost or stolen notes;

(3)	rights of Holders of notes to receive payments of principal thereof, premium, if any, and interest thereon when due from the trust funds held by the Trustee;

(4)	the rights, obligations, duties and immunities of the Trustee;

(5)	the rights of Holders of notes as beneficiaries with respect to property deposited with the Trustee payable to all or any of them; and

(6)	our obligation to maintain an office or agency for notice, payments and transfers in respect of notes.

Modification of the Indenture

SCI and the Trustee may enter into supplemental indentures without the consent of any Holders of senior debt securities outstanding thereunder to:

•	evidence the assumption by a successor corporation of our obligations under the Indenture;

•	add covenants or make the occurrence and continuance of a default in such additional covenants a new Event of Default for the protection of the Holders of debt securities;

•

cure any ambiguity or correct any inconsistency in the Indenture or amend the Indenture in any other manner which we may deem necessary or desirable and which will not adversely affect the interests of the Holders of senior debt securities issued thereunder;

•	establish the form and terms of any series of senior debt securities to be issued pursuant to the Indenture;

•	evidence the acceptance of appointment by a successor trustee; or

•	secure the senior debt securities with any property or assets.

The Indenture also contains provisions permitting us and the Trustee, with the consent of the Holders of not less than a majority in aggregate principal amount of the notes then outstanding, to add any provisions to, or change in any manner or eliminate any of the provisions of, the Indenture or modify in any manner the rights of the Holders of notes; provided that we and the Trustee may not, without the consent of the Holder of each outstanding note:

•

extend the stated maturity of the principal of the notes, reduce the principal amount thereof, reduce the rate or extend the time of payment of any interest thereon, reduce or alter the method of computation of any amount payable on redemption, repayment or purchase thereof, change the coin or currency in which principal, premium, if any, and interest are payable, or impair or affect the right of any Holder to institute suit for the enforcement of any payment thereof; or

•	reduce the percentage in aggregate principal amount of notes, the consent of the Holders of which is required for any such modification.

Events of Default

An Event of Default with respect to the notes is defined as being any one or more of the following events:

(1)	failure to pay any installment of interest on such notes for 30 days;

(2)	failure to pay the principal of or premium, if any, on any of the notes when due;

(3)

failure to perform any other of the covenants or agreements in the notes or in the Indenture that continues for a period of 60 days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to us by the Trustee by registered or certified mail, or to us and the Trustee by the Holders of at least 25 percent in aggregate principal amount of notes then outstanding;

(4)

if a court having jurisdiction enters a bankruptcy order or a judgment, order or decree adjudging SCI bankrupt or insolvent, or an order for relief for reorganization, arrangement, adjustment or composition of or in respect of SCI and the judgment, order or decree remains unstayed and in effect for a period of 60 consecutive days;

(5)

if we institute a voluntary case in bankruptcy, or consent to the institution of bankruptcy or insolvency proceedings against us, or file a petition seeking, or seek or consent to, reorganization, arrangement, composition or relief, or consent to the filing of such petition or to the appointment of a receiver, custodian, liquidator, assignee, trustee, sequestrator or similar official of SCI or of substantially all of our property, or we shall make a general assignment for the benefit of creditors; or

(6)

default under any bond, debenture, note or other evidence of indebtedness for money borrowed by us or any subsidiary or under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by us or any subsidiary (other than non-recourse indebtedness), whether such indebtedness exists on the date of the Indenture or shall thereafter be created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, or any default in payment of such indebtedness (after the expiration of any applicable grace periods and the presentation of any debt instruments, if required), if the aggregate amount of all such indebtedness which has been so accelerated and with respect to which there has been such a default in payment shall exceed $10,000,000, without each such default and acceleration having been rescinded or annulled within a period of 30 days after there shall have been given to us by the Trustee by registered mail, or to us and the Trustee by the Holders of at least 25 percent in aggregate principal amount of the notes then outstanding, a written notice specifying each such default and requiring us to cause each such default and acceleration to be rescinded or annulled and stating that such notice is a “Notice of Default” under the Indenture.

If an Event of Default with respect to the notes then outstanding occurs and is continuing, then, and in each and every such case, unless the principal of all of the notes then outstanding shall have already become due and payable, either the Trustee or the Holders of not less than 25 percent in aggregate principal amount of the notes then outstanding, by notice in writing to us (and to the Trustee if given by Holders of notes), may declare the unpaid principal amount of all notes then outstanding and the optional redemption premium, if any, and interest accrued thereon to be due and payable immediately, and upon any such declaration the same shall become and shall be immediately due and payable. This provision, however, is subject to the condition that, if at any time after the unpaid principal amount of the notes shall have been so declared due and payable and before any judgment or decree for the payment of the moneys due shall have been obtained or entered, we shall pay or shall deposit with the Trustee a sum sufficient to pay all matured installments of interest, if any, upon all notes and the principal of any and all notes which shall have become due otherwise than by acceleration (with interest on overdue installments of interest, if any, to the extent that payment of such interest is enforceable under applicable law and on such principal at the rate borne by such notes to the date of such payment or deposit) and the reasonable compensation, disbursements, expenses and advances of the Trustee, and any and all defaults under the Indenture, other than the nonpayment of such portion of the principal amount of and accrued interest, if any, on such notes which shall have become due by acceleration, shall have been cured or shall have been waived in accordance with the Indenture or provision deemed by the Trustee to be adequate shall have been made therefor, then and in every such case the Holders of a majority in aggregate principal amount of the notes then outstanding, by written notice to us and to the Trustee, may rescind and annul such declaration and its consequences; but no such rescission and annulment shall extend to or shall affect any subsequent default, or shall impair any right consequent thereon. If any Event of Default with respect to us specified in clause (4) or (5) above occurs, the unpaid principal amount and accrued interest on all notes then outstanding shall ipso facto become and be immediately due and payable without any declaration or other act by the Trustee or any Holder of notes.

If the Trustee shall have proceeded to enforce any right under the Indenture and such proceedings shall have been discontinued or abandoned because of such rescission or annulment or for any other reason or shall have been determined adversely to the Trustee, then and in every such case we, the Trustee and the Holders of such notes shall be restored respectively to their several positions and rights under the Indenture, and all rights, remedies and powers of SCI, the Trustee and the Holders of such notes shall continue as though no such proceeding had been taken. Except with respect to an Event of Default pursuant to clause (1) or (2) above, the Trustee shall not be charged with knowledge of any Event of Default unless written notice thereof shall have been given to the Trustee by us, a paying agent or any Holder of such notes.

The Indenture provides that, subject to the duty of the Trustee during default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders of the notes, unless such Holders shall have offered to the Trustee reasonable security or indemnity.

No Holder of notes then outstanding shall have any right by virtue of or by availing of any provision of the Indenture to institute any suit, action or proceeding in equity or at law upon or under or with respect to the Indenture or the notes or for the appointment of a receiver or trustee or similar official, or for any other remedy under the Indenture or under the notes, unless such Holder previously shall have given to the Trustee written notice of default and of the continuance thereof, and unless the Holders of not less than 25 percent in aggregate principal amount of such notes then outstanding shall have made written request to the Trustee to institute such action, suit or proceeding in its own name as Trustee and shall have offered to the Trustee such reasonable indemnity as it may require against the costs, expenses and liabilities to be incurred therein or thereby, and the Trustee for 60 days after its receipt of such notice, request and offer of indemnity, shall have neglected or refused to institute any such action, suit or proceeding. Notwithstanding any other provisions in the Indenture, however, the right of any Holder of notes to receive payment of the principal of, premium, if any, and interest on such notes, on or after the respective due dates expressed in such notes, or to institute suit for the enforcement of any such payment on or after such respective dates shall not be impaired or affected without the consent of such Holder.

The Holders of at least a majority in aggregate principal amount of the notes then outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee with respect to such notes; provided that (subject to certain exceptions) the Trustee shall have the right to decline to follow any such direction if the Trustee shall determine upon advice of counsel that the action or proceeding so directed may not lawfully be taken or if the Trustee in good faith shall determine that the action or proceeding so directed would involve the Trustee in personal liability. The Holders of at least 66 2/3% in aggregate principal amount of the notes then outstanding may on behalf of the Holders of all notes waive any past default or Event of Default and its consequences except a default in the payment of premium, if any, or interest, if any, on, or the principal of, such notes. Upon any such waiver we, the Trustee and the Holders of all notes shall be restored to our and their former positions and rights under the Indenture, respectively; but no such waiver shall extend to any subsequent or other default or Event of Default or impair any right consequent thereon. Whenever any default or Event of Default shall have been waived as permitted, said default or Event of Default shall for all purposes of the notes and the Indenture be deemed to have been cured and to be not continuing.

The Trustee shall, within 90 days after the occurrence of a default, with respect to the notes then outstanding, mail to all Holders of such notes, as the names and the addresses of such Holders appear upon the applicable notes register, notice of all defaults known to the Trustee with respect to such notes, unless such defaults shall have been cured before the giving of such notice (the term “defaults” for the purpose of these provisions being hereby defined to be the events specified in clauses (1), (2), (3), (4), (5) and (6) above, not including periods of grace, if any, provided for therein and irrespective of the giving of the written notice specified in said clause (3) or (6), but in the case of any default of the character specified in said clause (3) or (6), no such notice to Holders of the notes shall be given until at least 60 days after the giving of written notice thereof to us pursuant to said clause (3) or (6), as the case may be); provided that, except in the case of default in the payment of the principal of, premium, if any, or interest, if any, on any of the notes, the Trustee shall be protected in withholding such notice if and so long as the Trustee in good faith determines that the withholding of such notice is in the best interests of the Holders of such notes.

We are required to furnish to the Trustee annually a statement as to the fulfillment by us of all of our obligations under the Indenture.

Governing Law

The Indenture and the notes are governed by the laws of the State of Texas.

Definitions

For all purposes of the Indenture, the following terms shall have the respective meanings set forth below (except as otherwise expressly provided or unless the context otherwise clearly requires). All accounting terms used in the Indenture and herein and not expressly defined shall have the meanings assigned to such terms in accordance with generally accepted accounting principles, and the term “generally accepted accounting principles” means such accounting principles as are generally accepted at the Issue Date.

“Adjusted Consolidated Net Tangible Assets” means, at the time of determination, the aggregate amount of total assets included in SCI’s most recent quarterly or annual consolidated balance sheet prepared in accordance with generally accepted accounting principles, net of applicable reserves reflected in such balance sheet, after deducting the following amounts reflected in such balance sheet:

•	goodwill;

•	deferred charges and other assets;

•	preneed receivables, net, and trust investments;

•	cemetery perpetual care trust investments;

•	current assets of discontinued operations;

•	non-current assets of discontinued operations;

•	other like intangibles; and

•	current liabilities (excluding, however, current maturities of long-term debt).

“Adjusted Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Attributable Indebtedness,” when used with respect to any sale and leaseback transaction, means, at the time of determination, the present value (discounted at the rate set forth or implicit in the terms of the lease included in such transaction) of the total obligations of the lessee for rental payments (other than amounts required to be paid on account of property taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items that do not constitute payments for property rights) during the remaining term of the lease included in such transaction (including any period for which such lease has been extended). In the case of any lease that is terminable by the lessee upon the payment of a penalty or other termination payment, such amount shall be the lesser of the amount determined assuming termination upon the first date such lease may be terminated (in which case the amount shall also include the amount of the penalty or termination payment, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) and the amount determined assuming no such termination.

“Capital Stock” of any Person means any and all shares, interests (including partnership interests), rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, but excluding any debt securities convertible into such equity.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity most nearly equal to             , 2026, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities with a maturity of             , 2026.

“Comparable Treasury Price” means, with respect to any redemption date, (i) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, (ii) if the Quotation Agent obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such quotations or (iii) if the Quotation Agent obtains only one such Reference Treasury Dealer Quotation, such quotation.

“Funded Debt” means indebtedness for money borrowed which by its terms matures at or is extendible or renewable at the option of the obligor to a date more than 12 months after the date of the creation of such indebtedness.

“Holder” means, in the case of any note, the Person in whose name such note is registered in the security register kept by the Company for that purpose in accordance with the terms of the Indenture.

“Issue Date” means             , 2021.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, estate, unincorporated organization or government or any agency or political subdivision thereof.

“Quotation Agent” means the Reference Treasury Dealer appointed by SCI.

“Reference Treasury Dealer” means each of J.P. Morgan Securities LLC (and its successors) and any other nationally recognized investment banking firm that is a primary U.S. government securities dealer specified from time to time by SCI.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by SCI, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to SCI by such Reference Treasury Dealer as of 5:00 p.m., New York City time, on the third business day preceding the redemption date.

“Trustee” means, with respect to the notes, BOKF, NA and any successor trustee.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

Paying Agent and Registrar for the Notes

The Trustee will initially act as paying agent and registrar. We may change the paying agent or registrar without prior notice to the Holders of the notes, and we may act as paying agent or registrar.

Transfer and Exchange

A Holder may transfer or exchange notes in accordance with the Indenture. The registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and we may require a Holder to pay any taxes and fees required by law or permitted by the Indenture.

The registered Holder of a note will be treated as its owner for all purposes.

Notices

Notices to Holders of the notes will be given by mail to the addresses of such Holders as they appear in the security register.

No Personal Liability of Officers, Directors or Stockholders

No director, officer or stockholder, as such, of SCI will have any personal liability in respect of our obligations under the Indenture or the notes by reason of his, her or its status as such.

Concerning the Trustee

BOKF, NA is the Trustee for the notes under the Indenture.

The Indenture contains certain limitations on the right of the Trustee, should it become our creditor, to obtain payment of claims in certain cases, or to realize for its own account on certain property received in respect of any such claim as security or otherwise. The Trustee is permitted to engage in certain other transactions. However, if it acquires any conflicting interest within the meaning of the Indenture when a default has occurred and is continuing, it must eliminate the conflict within 90 days, apply to the SEC for permission to continue as Trustee or resign.

Book-entry Delivery and Form

The notes will be issued in the form of one or more fully registered global notes which will be deposited with, or on behalf of, DTC and registered in the name of the Cede & Co., DTC’s nominee. Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in the global notes through DTC, Clearstream Banking, S.A. (“Clearstream”), or Euroclear Bank SA/NV, as operator of the Euroclear System (“Euroclear”) if they are participants of such systems, or indirectly through organizations which are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries. Clearstream’s and Euroclear’s depositaries will hold interests in customers’ securities accounts in the depositaries’ names on the books of DTC. Except as set forth below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee.

DTC has advised us that it is (1) a limited purpose trust company organized under the laws of the State of New York, (2) a “banking organization” within the meaning of the New York Banking Law, (3) a member of the Federal Reserve System, (4) a “clearing corporation” within the meaning of the Uniform Commercial Code, as amended, and (5) a “clearing agency” registered pursuant to Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitates the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC’s participants include securities brokers and dealers, including the underwriters, banks and trust companies, clearing corporations and certain other organizations. Indirect access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies, referred to as “indirect participants,” that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Investors who are not participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants.

According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind. We make no representation as to the accuracy or completeness of such information.

Clearstream has advised that it is incorporated under the laws of the Grand Duchy of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream participants”). Clearstream facilitates the clearance and settlement of securities transactions between Clearstream participants through electronic book-entry changes in accounts of Clearstream participants, eliminating the need for physical movement of certificates. Clearstream provides to Clearstream participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector. Clearstream participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream participant, either directly or indirectly.

Distributions, to the extent received by the U.S. Depositary for Clearstream, with respect to the notes held beneficially through Clearstream will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures.

Euroclear has advised that it was created in 1968 to hold securities for its participants (“Euroclear participants”) and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, eliminating the need for physical movement of certificates and eliminating any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank SA/NV (the “Euroclear Operator”) under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”).

All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly. The Euroclear Operator has advised us that it is licensed by the Belgian Banking and Finance Commission to carry out banking activities on a global basis. As a Belgian bank, it is regulated and examined by the Belgian Banking Commission.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding through Euroclear participants.

Distributions, to the extent received by the U.S. Depositary for Euroclear, with respect to notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Terms and Conditions.

If (1) we notify the trustee in writing that DTC, Euroclear or Clearstream is no longer willing or able to act as a depositary or clearing system for the notes or DTC ceases to be registered as a clearing agency under the Exchange Act, and a successor depositary or clearing system is not appointed within 90 days of this notice or cessation, (2) we, at our option, notify the trustee in writing that we elect to cause the issuance of the notes in definitive form under the Indenture or (3) upon the occurrence and continuation of an event of default under the Indenture with respect to the notes, then, upon surrender by DTC of the global notes, certificated notes will be issued to each person that DTC identifies as the beneficial owner of the notes represented by the global notes. Upon any such issuance, the trustee is required to register the certificated notes in the name of the person or persons or the nominee of any of these persons and cause the same to be delivered to these persons. Neither we nor the trustee shall be liable for any delay by DTC or any participant or indirect participant in identifying the beneficial owners of the related notes and each such person may conclusively rely on, and shall be protected in relying on, instructions from DTC for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the notes to be issued.

Title to book-entry interests in the global notes will pass by book-entry registration of the transfer within the records of DTC, Clearstream or Euroclear in accordance with their respective procedures. Book-entry interests in the global notes may be transferred within DTC in accordance with procedures established for this purpose by DTC. Book-entry interests in the notes may be transferred within Euroclear and within Clearstream and between Euroclear and Clearstream in accordance with procedures established for these purposes by Euroclear and Clearstream. Transfers of book-entry interests in the notes between Euroclear and Clearstream and DTC may be effected in accordance with procedures established for this purpose by Euroclear, Clearstream and DTC.

Global Clearance and Settlement Procedures

Subject to compliance with the transfer restrictions applicable to the notes, cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in the system in accordance with the rules and procedures and within the established deadlines (Brussels time) of the system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

Because of time-zone differences, credits of notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent notes settlement processing and dated the business day following the DTC settlement date. Credits or any transactions of the type described above settled during subsequent notes settlement processing will be reported to the relevant Euroclear or Clearstream participants on the business day that the processing occurs. Cash received in Clearstream or Euroclear as a result of sales of the notes by or through a Clearstream participant or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of the notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform these procedures. The foregoing procedures may be changed or discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of certain U.S. federal income tax consequences of the acquisition, ownership and disposition of the notes by initial holders of the notes, but does not purport to be a complete analysis of all the potential tax considerations. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations thereunder and administrative rulings and court decisions, all as of the date hereof, and all of which are subject to change, possibly retroactively. Unless otherwise stated, this discussion is limited to the tax consequences to those persons who are original beneficial owners of the notes (“Holders”) who purchase notes at their original issue price for cash and who hold such notes as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not consider any specific facts or circumstances that may apply to a particular Holder (including, for example, a bank or other financial institution, a broker-dealer, an insurance company, a tax-exempt organization, a partnership or other pass-through entity for U.S. federal income tax purposes (or an investor therein), an expatriate, a real estate investment trust, a regulated investment company, a person that holds securities as part of a straddle, hedge, conversion transaction or other integrated investment, or a person that is required to accelerate the recognition of any item of gross income with respect to the notes as result of such income being taken into account on an “applicable financial statement” (as defined in Section 451 of the Code). This discussion also does not address the tax consequences to U.S. Holders (as defined below) that have a functional currency other than the U.S. dollar. In addition, this discussion does not address U.S. federal alternative minimum tax, the Medicare tax on net investment income or estate and gift tax consequences or any aspect of state, local or foreign taxation. We have not sought any ruling from the Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in this discussion, and we cannot assure you that the IRS will agree with such statements and conclusions.

For purposes of this discussion, a “U.S. Holder” means a Holder that is, for U.S. federal income tax purposes, (1) an individual who is a citizen or resident of the United States, (2) a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia, (3) an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source or (4) a trust (a) whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (b) that has in effect a valid election to be treated as a U.S. person. A “Non-U.S. Holder” is a Holder that is neither a U.S. Holder nor a partnership for U.S. federal income tax purposes.

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds the notes, the U.S. federal income tax treatment of its partners generally will depend on the status its partners and the activities of the partnership. If you are a partner of a partnership acquiring the notes, you should consult your own tax advisors about the tax consequences of acquiring, holding and disposing of the notes.

In certain circumstances, we may be obligated to pay amounts in excess of stated principal on the notes or retire the notes before their stated maturity dates (see “Description of the Notes—Optional Redemption,” “Description of the Notes—Change of Control”). Notwithstanding these possibilities, we do not believe that the notes are contingent payment debt instruments for U.S. federal income tax purposes, and, consequently, we do not intend to treat the notes as contingent payment debt instruments. If, notwithstanding our view, the notes were treated as contingent payment debt instruments, a Holder subject to U.S. federal income taxation generally could be required to accrue ordinary income at a rate in excess of the stated interest rate on such notes and to treat as ordinary income (rather than capital gain) any gain recognized on a sale or other taxable disposition of such notes. The remainder of this discussion assumes that the notes will not be treated as contingent payment debt instruments for U.S. federal income tax purposes.

PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL TAX CONSEQUENCES OF ACQUIRING, HOLDING, AND DISPOSING OF THE NOTES, AS WELL AS ANY TAX CONSEQUENCES THAT MAY ARISE UNDER THE LAWS OF ANY FOREIGN, STATE, LOCAL, OR OTHER TAXING JURISDICTION.

U.S. Federal Income Taxation of U.S. Holders

Payments of Interest

Interest on the notes generally will be taxable to a U.S. Holder as ordinary interest income at the time it is accrued or received in accordance with the U.S. Holder’s method of accounting for tax purposes.

Disposition

In general, a U.S. Holder will recognize gain or loss upon the sale, exchange, redemption or other taxable disposition of the notes measured by the difference between (1) the amount of cash and fair market value of property received (except to the extent such cash or property is attributable to accrued but unpaid interest, which is treated as interest as described above) and (2) the U.S. Holder’s adjusted tax basis in the notes. A U.S. Holder’s adjusted tax basis in the notes generally will equal the cost of the notes to the U.S. Holder. Any gain or loss generally will be long-term capital gain or loss if such notes had been held by such U.S. Holder for more than one year at the time of such sale, exchange, redemption or other taxable disposition. In the case of non-corporate U.S. Holders, long-term capital gain is subject to preferential rates of U.S. federal income tax. The deductibility of capital losses by U.S. Holders is subject to limitations.

U.S. Federal Income Taxation of Non-U.S. Holders

Payments of Interest

Subject to the discussions of FATCA and backup withholding below, payments of interest on the notes to a Non-U.S. Holder that are not effectively connected with a U.S. trade or business of the Non-U.S. Holder generally will not be subject to U.S. federal withholding tax, provided that:

•	the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	the Non-U.S. Holder is not a controlled foreign corporation that is related to us through stock ownership; and

•

either (a) the beneficial owner of the notes certifies to us or our agent on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or a suitable substitute form or successor form), under penalties of perjury, that it is not a “U.S. person” (as defined in the Code) and provides its name and address, or (b) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business (a “Financial Institution”) holds the notes on behalf of the beneficial owner and certifies to us or our agent, under penalties of perjury, that such a certification has been received from the beneficial owner by it, or by a Financial Institution between it and the beneficial owner, and furnishes us with a copy thereof.

The requirements set forth in the bulleted clauses above are known as the “Portfolio Interest Exception.”

If a Non-U.S. Holder cannot satisfy the requirements of the Portfolio Interest Exception, payments of interest made to such Non-U.S. Holder will be subject to 30% U.S. federal withholding tax unless the beneficial owner of the note provides us or our agent, as the case may be, with a properly executed:

•

IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or successor form) claiming, under penalties of perjury, an exemption from, or reduction in, U.S. federal withholding tax under an applicable income tax treaty; or

•

IRS Form W-8ECI (or successor form) stating that interest paid on the note is not subject to U.S. federal withholding tax because it is effectively connected with a U.S. trade or business of the Non-U.S. Holder (in which case such interest will be subject to regular graduated U.S. federal income tax rates as described below).

The certification requirements described above also may require the Non-U.S. Holder to provide its U.S. taxpayer identification number.

Each Non-U.S. Holder is urged to consult its own tax advisors about the specific methods for satisfying these requirements. A claim for exemption will not be valid if the person receiving the applicable form has actual knowledge or reason to know that statements on the form are false.

If interest on the notes is effectively connected with a U.S. trade or business of the Non-U.S. Holder (and if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment), the Non-U.S. Holder, although exempt from the U.S. federal withholding tax described above (provided that the certification requirements described above are satisfied), will be subject to U.S. federal income tax on such interest on a net income basis in the same manner as if it were a U.S. Holder. In addition, if such Non-U.S. Holder is a foreign corporation and interest on the note is effectively connected with its U.S. trade or business (and if required by an applicable treaty, attributable to a U.S. permanent establishment), such Holder may be subject to a branch profits tax equal to 30% (or lower income tax treaty rate) in respect of such interest.

Disposition

Except with respect to accrued and unpaid interest and subject to the discussion of backup withholding below, a Non-U.S. Holder will not be subject to U.S. federal income tax on gain realized on the sale, exchange or other disposition of the notes unless (a) that Holder is an individual who is present in the United States for 183 days or more during the taxable year of disposition and certain other requirements are met or (b) the gain is effectively connected with the conduct of a U.S. trade or business of the Holder (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base). Accrued and unpaid interest realized on a sale, exchange or other disposition of a note will be subject to U.S. federal income tax to the extent interest would have been subject to U.S. federal income tax as described under “—U.S. Federal Income Taxation of Non-U.S. Holders—Payments of Interest.”

Gain realized by a Non-U.S. Holder described in clause (a) above generally will be subject to tax at a rate of 30% (or a lower applicable income tax treaty rate, provided certain certification requirements are met) to the extent of the excess of such Holder’s U.S.-source capital gains during the tax year over U.S.-source capital losses during such tax year. Gain realized by a Non-U.S. Holder described in clause (b) above generally will be subject to U.S. federal income tax in the same manner as a U.S. Holder. In addition, if such Non-U.S. Holder is a foreign corporation and gain on the note is effectively connected with its U.S. trade or business (and if required by an applicable treaty, is attributable to a U.S. permanent establishment), such Holder may be subject to a branch profits tax equal to 30% (or lower income tax treaty rate) in respect of such gain.

Information Reporting and Backup Withholding

We will, where required, report to Holders and the IRS the amount of any interest paid on the notes in each calendar year and the amounts of U.S. federal tax withheld, if any, with respect to payments. A non-corporate U.S. Holder may be subject to information reporting and to backup withholding at a current rate of 24% with respect to payments of principal and interest made on the notes, or on proceeds of the sale, exchange, retirement, redemption or other taxable disposition of the notes, unless that U.S. Holder provides a correct taxpayer identification number or proof of an applicable exemption, and otherwise complies with applicable requirements of the information reporting and backup withholding rules.

Under Treasury regulations, backup withholding generally will not apply to payments made by us or our agent (in its capacity as such) to a Non-U.S. Holder if such Non-U.S. Holder has provided the required certification that it is not a U.S. person on an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or has otherwise established an exemption (provided that neither we nor our agent has actual knowledge that such Holder is a U.S. person or that the conditions of any exemption are not in fact satisfied).

Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules will be refunded or credited against the Holder’s U.S. federal income tax liability; provided that the required information is furnished to the IRS in a timely manner.

FATCA

Sections 1471-1474 of the Code (commonly referred to as “FATCA”), when applicable, impose a U.S. federal withholding tax of 30% on certain types of payments, including payments of U.S. source interest made to (i) “foreign financial institutions” unless they agree to collect and disclose to the IRS information regarding their direct and indirect U.S. account holders or (ii) certain non-financial foreign entities unless they certify that they do not have any “substantial United States owners” (as defined in the Code) or furnish identifying information regarding each substantial United States owner (generally by providing an IRS Form W-8BEN-E). In certain circumstances, the relevant foreign financial institution or non-financial foreign entity may qualify for an exemption from these rules, which exemption is typically evidenced by providing appropriate documentation (such as an IRS Form W-8BEN-E). In addition, an intergovernmental agreement between the United States and the jurisdiction of a foreign financial institution may modify these rules.

You are urged to consult your own tax advisors regarding FATCA and the application of these requirements to your investment in the notes.

UNDERWRITING

Subject to the terms and conditions stated in the underwriting agreement between us and J.P. Morgan Securities LLC, as representative of the underwriters named below, we have agreed to sell to each underwriter, and each underwriter has severally agreed to purchase from us, the principal amount of notes that appears opposite its name in the table below:

Underwriter	Principal amount
J.P. Morgan Securities LLC	$
BofA Securities, Inc.
Truist Securities, Inc.
Wells Fargo Securities, LLC
PNC Capital Markets LLC.
Regions Securities LLC
Scotia Capital (USA) Inc.
BBVA Securities Inc.
BOK Financial Securities, Inc.
Capital One Securities, Inc.
Citizens Capital Markets, Inc.
Comerica Securities, Inc.
HSBC Securities (USA) Inc.
MUFG Securities Americas Inc.
U.S. Bancorp Investments, Inc.
Zions Direct, Inc.

Total		$800,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters have agreed to purchase all of the notes if any of them are purchased.

The underwriters initially propose to offer the notes to the public at the public offering price that appears on the cover page of this prospectus supplement and to selling group members at that price less selling concessions of up to     % of the principal amount per note. Any underwriter may allow, and any such dealer may reallow, concessions of up to     % of the principal amount per note. After the initial offering, the underwriters may change the public offering price and any other selling terms. The underwriters may offer and sell notes through certain of their affiliates.

The following table summarizes the compensation we will pay to the underwriters in connection with this offering.

	Per note		Total
Underwriting discount and commissions paid by us		%	$

In the underwriting agreement, we have agreed that:

•

We will not offer or sell any of our debt securities (other than the notes) for a period of 90 days after the date of this prospectus supplement without the prior consent of J.P. Morgan Securities LLC.

•	We will pay our expenses related to the offering, which we estimate will be $ .

•

We will indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or contribute to payments that the underwriters may be required to make in respect of those liabilities.

The notes are a new issue of securities, and there is currently no established trading market for the notes. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system. The underwriters have advised us that they intend to make a market in the notes, but they are not obligated to do so. Certain of the underwriters may discontinue any market making in the notes at any time in their sole discretion. Accordingly, we cannot assure you that a liquid trading market will develop for the notes, that you will be able to sell your notes at a particular time or that the prices that you receive when you sell will be favorable. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions, and other factors.

In connection with the offering of the notes, the underwriters may engage in overallotment, stabilizing transactions and syndicate covering transactions in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which creates a short position for the underwriters. Stabilizing transactions involve bids to purchase the notes in the open market for the purpose of pegging, fixing or maintaining the price of the notes. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of the notes to be higher than it would otherwise be in the absence of those transactions. If the underwriters engage in stabilizing or syndicate covering transactions, they may discontinue them at any time without notice. Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes.

Certain of the underwriters or their respective affiliates have provided, and may in the future provide, various financial advisory, investment banking and commercial banking services to us, our affiliates and to other persons and entities with relationships with us, for which they received or will receive customary fees and expenses. The underwriters or their respective affiliates are full service financial institutions engaged in various activities, which may include securities sales and trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, market making, financing, brokerage and other financial and non-financial activities and services. In addition, in the ordinary course of their business activities, the underwriters or their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of us or our affiliates. If the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, the underwriters or their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swap or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters or their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments. Several of the underwriters and/or their affiliates act as arrangers, agents and/or lenders under our senior credit facilities and may receive a portion of the proceeds of this offering to the extent any such proceeds are used for the repayment of our outstanding indebtedness under the senior credit facilities. Certain of the underwriters or their affiliates are holders of the 2021 Notes to be redeemed with the net proceeds of this offering, and therefore such underwriters or their affiliates will receive a portion of the net proceeds of this offering. See “Use of Proceeds.”

It is expected that delivery of the notes will be made, against payment of the notes, on or about             , 2021, which will be the tenth business day in the United States following the date of pricing of the notes (such settlement cycle being referred to as “T+10”). Under Rule 15c6-1 of the Exchange Act, purchases or sales of securities in the secondary market generally are required to settle within two business days, unless the parties to any such transaction expressly agree otherwise. Accordingly, purchasers of the notes who wish to trade the notes prior to the second business day before delivery of the notes will be required, because the notes will settle in T+10 in the United States, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to the second business day before the delivery of the notes should consult their own legal advisors.

Offering Restrictions

No action has been or will be taken in any jurisdiction outside of the United States that would permit a public offering of the notes, or the possession, circulation or distribution of this prospectus supplement or any material relating to the Company, in any jurisdiction where action for that purpose is required. Accordingly, the notes included in this offering may not be offered, sold or exchanged, directly or indirectly, and neither this prospectus supplement or any other offering material or advertisements in connection with this offering may be distributed or published, in or from any such country or jurisdiction, except in compliance with any applicable rules or regulations of any such country or jurisdiction.

Notice to Prospective Investors in the European Economic Area

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (the “EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of the notes in any member state of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of the notes. This prospectus supplement and the accompanying prospectus are not to be considered a prospectus for the purposes of the Prospectus Regulation.

Notice to Prospective Investors in the United Kingdom

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“U.K.”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA (the “U.K. Prospectus Regulation”). Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “U.K. PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the U.K. has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the U.K. may be unlawful under the U.K. PRIIPs Regulation. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of notes in the UK will be made pursuant to an exemption under the UK Prospectus Regulation and the FSMA from the requirement to publish a prospectus for offers of notes. This prospectus supplement and the accompanying prospectus are to be considered not a prospectus for the purposes of the UK Prospectus Regulation or the FSMA.

This document is for distribution only to persons who (i) have professional experience in matters relating to investments and who qualify as investment professionals within the meaning of Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.

Notice to Prospective Investors in Switzerland

The notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (the “FinSA”) and will not be admitted to any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement and the accompanying prospectus nor any other offering or marketing material relating to the notes constitutes a prospectus as such term is understood pursuant to the FinSA and neither this prospectus supplement and the accompanying prospectus nor other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

Notice to Prospective Investors in Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors (as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario)) and are permitted clients (as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations). Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation; provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in Japan

The notes have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the notes nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Notice to Prospective Investors in Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and the accompanying prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (as amended, the “SFA”), (ii) to a relevant person pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person that is:

(a)

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA, except:

(i)

to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), or to any person arising from an offer referred to in Section 275(1A), or Section 276(4)(i)(B) of the SFA;

(ii)	where no consideration is or will be given for the transfer;

(iii)	where the transfer is by operation of law;

(iv)	as specified in Section 276(7) of the SFA; or

(v)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Singapore Securities and Futures Act Product Classification—Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, the Company has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to Prospective Investors in Hong Kong

The notes have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “SFO”) and any rules made under that ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that ordinance. No advertisement, invitation or document relating to the notes has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made under that ordinance.

Notice to Prospective Investors in Korea

The notes have not been and will not be registered with the Financial Services Commission of Korea under the Financial Investment Services and Capital Markets Act of Korea. Accordingly, the notes have not been and will not be offered, sold or delivered, directly or indirectly, in Korea or to, or for the account or benefit of, any resident of Korea (as defined in the Foreign Exchange Transactions Law of Korea and its Enforcement Decree) or to others for re-offering or resale, except as otherwise permitted by applicable Korean laws and regulations.

Notice to Prospective Investors in Taiwan

The notes have not been and will not be registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan or any other regulatory authorities of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued, or offered within Taiwan through a public offering or in circumstances that constitute an offer or a solicitation of an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration, filing, or approval of the Financial Supervisory Commission of Taiwan or any other regulatory authorities of Taiwan. No person or entity in Taiwan has been authorized to offer or sell the notes in Taiwan.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document (as defined in the Corporations Act 2001 (Cth) (the “Corporations Act”)) has been or will be lodged with the Australian Securities and Investments Commission or any other governmental agency, in relation to the offering. This prospectus supplement and the accompanying prospectus do not constitute a prospectus, product disclosure statement or other disclosure document for the purposes of the Corporations Act, and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the notes may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the notes without disclosure to investors under Chapter 6D of the Corporations Act.

The notes applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act.

Any person acquiring the notes must observe such Australian on-sale restrictions. This prospectus supplement and the accompanying prospectus contain general information only and do not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement and the accompanying prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

LEGAL MATTERS

The validity of the notes offered hereby and certain other legal matters in connection with the sale of the notes will be passed upon for us by Shearman & Sterling LLP, New York, New York and Houston, Texas, and Greg Sangalis, Esq., general counsel to the Company. Certain legal matters relating to the notes offered hereby will be passed upon for the underwriters by Cravath, Swaine & Moore LLP, New York, New York.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2020 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available at the SEC’s website at http://www.sec.gov. Please note that the SEC’s website is included in this prospectus supplement as an inactive textual reference only. The information contained on the SEC’s website is not incorporated by reference into this prospectus supplement and should not be considered to be a part of this prospectus supplement, except as described in “Incorporation of Certain Information by Reference.”

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information that we incorporate by reference is considered to be part of this prospectus supplement and the accompanying prospectus. Information that we file with the SEC in the future and incorporate by reference in this prospectus supplement and the accompanying prospectus automatically updates and supersedes previously filed information, as applicable. In all cases, you should rely on later information over different information included in this prospectus supplement and the accompanying prospectus.

We incorporate by reference the documents listed below and all future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of this offering, except to the extent that any information contained in such filings is deemed “furnished” in accordance with the Exchange Act and applicable SEC rules:

•	Annual Report on Form 10-K for the year ended December 31, 2020 (including those sections incorporated by reference from our Proxy Statement filed with the SEC on March 26, 2021).

•	Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2021.

You may obtain a copy of these filings at no cost, by writing or telephoning us as follows:

Service Corporation International

Attention: General Counsel

1929 Allen Parkway

Houston, Texas 77019

(713) 522-5141

PROSPECTUS

Service Corporation International

Debt Securities

We may offer and sell from time to time our debt securities in one or more offerings pursuant to this prospectus. The debt securities may consist of debentures, notes or other types of debt.

We will provide the specific terms and manner of any offering in a supplement to this prospectus. Any prospectus supplement may add, update, or change information contained in this prospectus. You should carefully read this prospectus and the applicable prospectus supplement as well as the documents incorporated or deemed to be incorporated in this prospectus or the applicable prospectus supplement before you purchase any of the debt securities offered hereby.

The names of any underwriters, dealers, or agents involved in the sale of our debt securities and their compensation will be described in the applicable prospectus supplement. Our net proceeds from the sale of our debt securities also will be described in the applicable prospectus supplement.

Our common stock is listed on the New York Stock Exchange under the symbol “SCI.” Unless we state otherwise in a prospectus supplement, we will not list any securities sold by us under this prospectus and any prospectus supplement on any securities exchange.

Investing in these securities involves certain risks. You should consider the risks that we have described in this prospectus and in the accompanying prospectus supplement before you invest. See “Risk Factors” on page 2 of this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS OR ANY ACCOMPANYING PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is December 22, 2020.

About This Prospectus

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”), utilizing a “shelf” registration process. Under this shelf process, we may offer and sell our debt securities from time to time in one or more offerings.

This prospectus provides you with a general description of the debt securities we may offer. Each time that we sell our debt securities under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may add, update, or change information contained in this prospectus. You should read both this prospectus and the prospectus supplement related to any offering as well as additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus or any accompanying prospectus supplement or any “free writing prospectus.” If anyone provides you with different or inconsistent information, you should not rely on it as having been authorized by us. The information contained in this prospectus and in any accompanying prospectus supplement is accurate only as of the date thereof as set forth on their covers, regardless of the time of delivery of this prospectus or any prospectus supplement or of any sale of our debt securities. Our business, financial condition, results of operations, and prospects may have changed since those dates. To the extent there is a conflict between the information contained in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date – for example, a document incorporated by reference into this prospectus or any prospectus supplement – the statement in the document having the later date modifies or supersedes the earlier statement. We are offering to sell, and seeking offers to buy, our debt securities only in jurisdictions where offers and sales are permitted.

In this prospectus, the terms “SCI,” the “Company,” “we,” “our,” and “us” refer to Service Corporation International and its subsidiaries, unless otherwise specified.

Our Company

Service Corporation International is North America’s largest provider of deathcare products and services, with a network of funeral service locations and cemeteries unequaled in geographic scale. At September 30, 2020, we operated 1,470 funeral service locations and 483 cemeteries (including 296 funeral service/cemetery combination locations), which are geographically diversified across 44 states, eight Canadian provinces, the District of Columbia, and Puerto Rico.

We are well known for our Dignity Memorial® brand, North America’s first transcontinental brand of deathcare products and services. Our other brands include Dignity Planning™, National Cremation Society®, Advantage® Funeral and Cremation Services, Funeraria del Angel™, Making Everlasting Memories®, Neptune Society™ and Trident Society™. Our funeral service and cemetery operations consist of funeral service locations, cemeteries, funeral service/cemetery combination locations, crematoria, and other related businesses, which enable us to serve a wide array of customer needs. We sell cemetery property and funeral and cemetery merchandise and services at the time of need and on a preneed basis.

We were incorporated in Texas in July of 1962. Our principal executive offices are located at 1929 Allen Parkway, Houston, Texas 77019. Our telephone number at that address is (713) 522-5141. Our website is located at www.sci-corp.com. Other than as described in “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” below, the information on, or that can be accessed through, our website is not incorporated by reference in this prospectus or any prospectus supplement, and you should not consider it to be a part of this prospectus or any prospectus supplement. Our website address is included as an inactive textual reference only.

Risk Factors

Investing in our debt securities involves a high degree of risk. Please see the risk factors described under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 on file with the SEC, as updated by our subsequent quarterly reports on Form 10-Q and certain other filings we make with the SEC, which are incorporated by reference in this prospectus and in any accompanying prospectus supplement. Before making an investment decision, you should carefully consider these risks as well as information we include or incorporate by reference in this prospectus and in any accompanying prospectus supplement. The risks and uncertainties we have described are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations.

Cautionary Statement on Forward-Looking Statements

The statements in this prospectus and the documents incorporated by reference into this prospectus that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, made in reliance on the “safe harbor” protections provided under the Private Securities Litigation Reform Act of 1995. These statements may be accompanied by words such as “believe”, “estimate”, “project”, “expect”, “anticipate”, or “predict” that convey the uncertainty of future events or outcomes. These statements are based on assumptions that we believe are reasonable; however, many important factors could cause our actual results in the future to differ materially from the forward-looking statements made herein and in any other documents or oral presentations made by, or on behalf of, the Company. These factors include, among others, the following:

•	Unforeseen effects from the COVID-19 pandemic could have material adverse consequences for our business and results of operations.

•	Our affiliated trust funds own investments in securities, which are affected by market conditions that are beyond our control.

•	We may be required to replenish our affiliated funeral and cemetery trust funds to meet minimum funding requirements, which would have a negative effect on our earnings and cash flow.

•	Our ability to execute our strategic plan depends on many factors, some of which are beyond our control.

•	Our credit agreements contain covenants that may prevent us from engaging in certain transactions.

•	If we lost the ability to use surety bonding to support our preneed activities, we may be required to make material cash payments to fund certain trust funds.

•	Increasing death benefits related to preneed contracts funded through life insurance or annuity contracts may not cover future increases in the cost of providing a price-guaranteed service.

•	The financial condition of third-party insurance companies that fund our preneed contracts may impact our future revenue and cash flows.

•	Unfavorable results of litigation could have a material adverse impact on our financial statements.

•	Unfavorable publicity could affect our reputation and business.

•

We use a combination of insurance, self-insurance, and large deductibles in managing our exposure to certain inherent risks; therefore, we could be exposed to unexpected costs that could negatively affect our financial performance.

•

Changes in taxation as well as the inherent difficulty in quantifying potential tax effects of business decisions could have a material adverse effect on the results of our operations, financial condition, or cash flows.

•	Declines in overall economic conditions beyond our control could reduce future potential earnings and cash flows and could result in future impairments to goodwill and/or other intangible assets.

•

Any failure to maintain the security of the information relating to our customers, their loved ones, our associates, and our vendors could damage our reputation, could cause us to incur substantial additional costs and to become subject to litigation, and could adversely affect our operating results, financial condition, or cash flow.

•	Our Canadian business exposes us to operational, economic, and currency risks.

•

Our level of indebtedness could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry, and may prevent us from fulfilling our obligations under our indebtedness.

•	A failure of a key information technology system or process could disrupt and adversely affect our business.

•	Failure to maintain effective internal control over financial reporting could adversely affect our results of operations, investor confidence, and our stock price.

•	The application of unclaimed property laws by certain states to our preneed funeral and cemetery trust funds could have a material adverse impact on our liquidity, cash flows, and financial results.

•	The funeral and cemetery industry is competitive.

•	If the number of deaths in our markets declines, our cash flows and revenue may decrease. Changes in the number of deaths are not predictable from market to market or over the short term.

•	If we are not able to respond effectively to changing consumer preferences, our market share, operating results, financial condition, or cash flow could decrease.

•	The continuing upward trend in the number of cremations performed in North America could result in lower revenue, operating profit, and cash flows.

•	Our funeral and cemetery businesses are high fixed-cost businesses.

•	Regulation and compliance could have a material adverse impact on our financial results.

•	Cemetery burial practice claims could have a material adverse impact on our financial results.

These and other factors are discussed under the heading “Risk Factors” and elsewhere in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q filed with the SEC. We also may include or incorporate by reference in each prospectus supplement additional important factors that we believe could cause actual results or events to differ materially from the forward-looking statements that we make.

Should one or more known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results could differ materially from past results and those anticipated, estimated, projected, or implied by these forward-looking statements. You should consider these factors and the other cautionary statements made in this prospectus, any prospectus supplement or the documents we incorporate by reference in this prospectus as being applicable to all related forward-looking statements wherever they appear in this prospectus, any prospectus supplement or the documents incorporated by reference. While we may elect to update forward-looking statements wherever they appear in this prospectus, any prospectus supplement or the documents incorporated by reference, we do not assume, and specifically disclaim, any obligation to do so, whether as a result of new information, future events, or otherwise.

Use of Proceeds

Except as may be otherwise set forth in any prospectus supplement accompanying this prospectus, we intend to use the net proceeds we receive from sales of our securities offered hereby for general corporate purposes, which may include the repayment of indebtedness outstanding from time to time and for working capital, capital expenditures, acquisitions and repurchases of our securities. Pending these uses, the net proceeds may also be temporarily invested in short-term securities. Any specific allocations of the proceeds to a particular purpose that has been made at the date of any prospectus supplement will be described therein.

Description of Debt Securities

The debt securities covered by this prospectus will be issued under our Senior Indenture dated February 1, 1993, as amended and supplemented from time to time, between us and The Bank of New York Mellon Trust Company, N.A., as successor trustee to The Bank of New York, as trustee (the “Indenture”), a copy of which has been incorporated into the registration statement of which this prospectus is a part. The particular terms of the debt securities offered will be outlined in a prospectus supplement. The discussion of such terms in the prospectus supplement is subject to, and qualified in its entirety by, reference to all provisions of the Indenture and any applicable supplemental indenture.

Plan of Distribution

We may offer and sell these debt securities through one or more underwriters, dealers or agents, or directly to one or more purchasers, or through a combination of any of these methods of sale. We will provide the specific plan of distribution for any debt securities to be offered in a prospectus supplement.

Legal Matters

The validity of the debt securities offered hereby and certain other legal matters in connection with the sale of the debt securities will be passed upon for us by Baker Botts L.L.P., Houston, Texas, and Gregory T. Sangalis, Esq., general counsel to the Company. Certain legal matters in connection with the sale of the debt securities will be passed upon for any underwriters or agents by counsel named in the applicable prospectus supplement. Gregory T. Sangalis is paid a salary by our company and participates in various employee benefit plans offered by us, including equity-based plans.

Experts

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2019 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Where You Can Find More Information

We file annual, quarterly, and current reports, proxy statements, and other information with the SEC under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Through our website at www.sci-corp.com, you may access, free of charge, our filings, shortly after we electronically file them with or furnish them to the SEC. Other information contained in our website is not incorporated by reference in, and should not be considered a part of, this prospectus or any accompanying prospectus supplement. Our SEC filings are also available to the public from the SEC’s website at www.sec.gov.

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC to register the securities offered hereby under the Securities Act of 1933, as amended, or the Securities Act. This prospectus does not contain all of the information included in the registration statement, including certain exhibits and schedules. You may obtain the registration statement and exhibits to the registration statement in any manner noted above.

Incorporation of Certain Information by Reference

The SEC allows us to incorporate by reference the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information that we incorporate by reference is considered to be part of this prospectus. Information that we file with the SEC in the future and incorporate by reference in this prospectus automatically updates and supersedes previously filed information as applicable.

We incorporate by reference into this prospectus the following documents filed by us with the SEC, other than any portions of any such documents that are not deemed “filed” under the Exchange Act in accordance with the Exchange Act and applicable SEC rules:

•	Annual Report on Form 10-K for the year ended December 31, 2019 (including those sections incorporated by reference from our Proxy Statement filed with the SEC on March 27, 2020).

•	Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2020, June 30, 2020, and September 30, 2020.

•	Current Reports on Form 8-K filed with the SEC on May 19, 2020, August 3, 2020, August 4, 2020, August 10, 2020 and November 12, 2020 (to the extent filed and not furnished).

•

All documents filed by us in the future under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act until all of the securities registered under this prospectus or any accompanying prospectus supplement are sold, other than any portions of any such documents that are not deemed “filed” under the Exchange Act in accordance with the Exchange Act and applicable SEC rules.

You may obtain a copy of these filings at no cost, by writing or telephoning us as follows:

Service Corporation International

Attention: General Counsel

1929 Allen Parkway

Houston, Texas 77019

(713) 522-5141

Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this prospectus or any accompanying prospectus supplement, or in any other document that is subsequently filed with the SEC and incorporated by reference, modifies, or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus or any accompanying prospectus supplement, except as so modified or superseded. Since information that we later file with the SEC will update and supersede previously incorporated information, you should look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or any accompanying prospectus supplement or in any documents previously incorporated by reference have been modified or superseded.

$800,000,000

Service Corporation International

% Senior Notes due 2031

Prospectus Supplement

Joint Book-Running Managers

J.P. Morgan	BofA Securities	Truist Securities	Wells Fargo Securities

Senior Co-Managers

PNC Capital Markets LLC	Regions Securities LLC	Scotiabank

Lead Co-Managers

BBVA	BOK Financial Securities, Inc.	Capital One Securities
Citizens Capital Markets	Comerica Securities	HSBC
MUFG	US Bancorp	Zions Direct, Inc.

The date of this prospectus supplement is             , 2021.